Exhibit 10.1
CF LEASING LTD.,
FORTIS BANK (NEDERLAND) N.V.,
as Agent and a Lender,
BTM CAPITAL CORPORATION,
as a Lender
and
THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

AMENDED AND RESTATED LOAN AGREEMENT
Dated as of March 7, 2003

Exhibit 10.1

i

Exhibit 10.1

Exhibit 10.1

Section 632.	Inspection of Books and Records	53
Section 633.	Inspection of Containers	53
Section 634.	Legal Compliance	54

ARTICLE VII

DISCHARGE OF LOAN AGREEMENT

Section 701.	Discharge of Loan Agreement	54

ARTICLE VIII

DEFAULT PROVISIONS AND REMEDIES

Section 801.	Event of Default	54
Section 802.	Acceleration; Remedies	55

ARTICLE IX

THE AGENT

Section 901.	Appointment and Authorization; Release of Collateral	57
Section 902.	Delegation of Duties	57
Section 903.	Liability of Agent	57
Section 904.	Reliance by the Agent	58
Section 905.	Notice of Default	58
Section 906.	Credit Decision	58
Section 907.	Indemnification	59
Section 908.	Agent in Individual Capacity	60
Section 909.	Successor Agent	60

ARTICLE X

CONDITIONS OF EFFECTIVENESS AND SUBSEQUENT ADVANCES

Section 1001.	Effectiveness	60
Section 1002.	Subsequent Advances	65

ARTICLE XI

EARLY AMORTIZATION EVENT

Section 1101.	Early Amortization Event	67

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 1201.	Notices and Other Communications	67
Section 1202.	No Waiver; Cumulative Remedies	68
Section 1203.	Amendments, Waivers and Consents	69
Section 1204.	Expenses	70
Section 1205.	Indemnification	71

Exhibit 10.1

Section 1206.	Successors and Assigns	74
Section 1207.	[Reserved]	76
Section 1208.	[Reserved]	76
Section 1209.	Integration	76
Section 1210.	Survival of Representations and Warranties	76
Section 1211.	[Reserved]	76
Section 1212.	Headings	76
Section 1213.	Marshalling; Payments Set Aside	76
Section 1214.	Performance by the Agent	77
Section 1215.	Severability	77
Section 1216.	Captions	77
Section 1217.	GOVERNING LAW	77
Section 1218.	General Interpretive Principles	77
Section 1219.	Counterparts	78
Section 1220.	CONSENT TO JURISDICTION	78
Section 1221.	Judgment Currency	78
Section 1222.	WAIVER OF JURY TRIAL	79
Section 1223.	Waiver of Immunity	79
Section 1224.	No Petition	79
EXHIBITS

EXHIBIT A	—	Depreciation Methods by Type of Container

EXHIBIT B	—	Form of Drawdown Notice

EXHIBIT C-1	—	Form of Class A Note

EXHIBIT C-2	—	Form of Class B Note

EXHIBIT D	—	Form of Assignment and Assumption

EXHIBIT E	—	List of Lessees with Higher Concentration Levels

Schedule 1	—	List of Lenders and Respective Commitments

Schedule 11.01	—	Notice Addresses

Exhibit 10.1
          This AMENDED AND RESTATED LOAN AGREEMENT, dated as of March 7, 2003 (as amended or supplemented from time to time as permitted hereby, this “Loan Agreement”), among CF LEASING LTD., a company with limited liability organized and existing under the laws of Bermuda (together with its successors and permitted assigns, the “Borrower”), FORTIS BANK (NEDERLAND) N.V. (“Fortis”), a Naamloze Vennootschap, BTM CAPITAL CORPORATION (“BTMCC”), a Delaware corporation, the financial institutions from time to time party hereto (each, including Fortis and BTMCC, a “Lender” and collectively, the “Lenders”) and FORTIS, as agent on behalf of the Lenders (in such capacity, the “Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrower, the Agent and Fortis previously entered into the Loan Agreement, dated as of September 18, 2002 (the “Prior Agreement”);
          WHEREAS, the parties hereto wish to amend and restate the Prior Agreement in order to (i) add BTMCC as a Lender, (ii) increase the Aggregate Commitment to $50,000,000 and (iii) make certain other changes thereto; and
          WHEREAS, the Borrower has requested that the Lenders make loans to the Borrower from time to time, and the Lenders hereto have agreed to make such loans to the Borrower, on the terms and subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the mutual agreements herein contained, each party agrees as follows:
ARTICLE I
DEFINITIONS
          Section 101. Defined Terms. Capitalized terms used in this Loan Agreement shall have the following meanings and the definitions of such terms shall be equally applicable to both the singular and plural forms of such terms:
          Account Debtor: Any “account debtor,” as such term is defined in Section 9-102(a)(3) of the UCC.
          Accounts: Any “account,” as such term is defined in Section 9-102(a)(2) of the UCC, and shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments).
          Accumulated Depreciation: With respect to a Container as of any date of determination, the excess of (i) the Original Equipment Cost of such Container, over (ii) the Net Book Value of such Container, in each case as determined as of the end of the most recently concluded month.

Exhibit 10.1
          Adjusted LIBOR: For each Interest Period, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) determined pursuant to the following formula:

Adjusted LIBOR =	LIBOR
1.00 — Eurodollar Reserve Percentage
The Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
          Advance: Either, or both, as the context may require, of a Class A Advance and a Class B Advance.
          Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          Agent: The Person performing the duties of the agent under this Loan Agreement and the other Transaction Documents, initially, Fortis.
          Agent-Related Persons: The officers, directors, employees, agents and attorneys-in-fact of the Agent and Affiliates.
          Aggregate Class A Principal Balance: As of any date of determination, an amount equal to the sum of the then Principal Balance of all Class A Notes then Outstanding.
          Aggregate Class B Principal Balance: As of any date of determination, an amount equal to the sum of the then Principal Balance of all Class B Notes then Outstanding.
          Aggregate Commitment: Collectively, the Class A Aggregate Commitment and Class B Aggregate Commitment.
          Aggregate Net Book Value: As of any date of determination, an amount equal to the sum of the Net Book Values of all Eligible Containers.
          Aggregate Principal Balance: As of any date of determination, an amount equal to the sum of the then Principal Balance of all Notes.
          Applicable Law: With respect to any Person, all law, treaties, judgment, decrees, injunctions, waits, rules, regulations, orders, directives, concessions, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations.
          Article 2A: Article 2A (or its equivalent) of the UCC.

Exhibit 10.1
          Aggregate Asset Base: As of any date of determination, an amount equal to: (A) the sum, without duplication of:
(1)	the product of (x) eighty percent (80%) and (y) the sum of the Net Book Values (determined as of the last day of the Collection Period immediately preceding such date of determination) of New Containers (to the extent not then subject to a Finance Lease) and of all non-tank Containers not then subject to a Finance Lease included in both of Category 1 Containers and Category 2 Containers;

(2)	the product of (x) seventy percent (70%) and (y) the sum of the Net Book Values (determined as of the last day of the Collection Period immediately preceding such date of determination) of all tank Containers not then subject to a Finance Lease included in both of Category 1 Containers and Category 2 Containers;

(3)	the amount of cash and the face amount of Eligible Investments then on deposit in the Trust Account (excluding the amount necessary to pay all interest and principal which shall be due and owing as of the next succeeding Payment Date on all Notes then Outstanding) and the Restricted Cash Account; and

(4)	the product of (x) eighty percent (80%) and (y) the sum of the then Net Book Values of all Eligible Containers then subject to Finance Leases,
          Asset Base Certificate: A certificate completed and signed by an Authorized Signatory of the Borrower (or the Manager on its behalf) with appropriate insertions setting forth the components of the Aggregate Asset Base as of the last day of the Collection Period for which such certificate is submitted, which certificate shall be substantially in the form of Exhibit B to the Management Agreement.
          Asset Base Deficiency: The condition that exists on any date of determination if the then Aggregate Principal Balance (calculated after giving effect to all payments of principal actually received by the Lenders on such date) exceeds the Aggregate Asset Base.
          Assignment and Assumption: An assignment and assumption agreement substantially in the form attached hereto as Exhibit D.
          Authorized Signatory: Any person designated by written notice delivered to the Agent as authorized to execute documents and instruments on behalf of any Person.
          Availability: With respect to any Lender (for the Class A Notes) as of any date of determination, an amount equal to the lesser of (A) the excess, if any, of (x) the Commitment of such Lender on such date of determination, over (y) the then Aggregate Class A Principal Balance of the Note owned by such Lender on such date of determination, and (B) the excess, if any, of (i) such Lender’s Pro Rata interest with respect to the Class A Asset Base on such date of determination, over (ii) the then Aggregate Class A Principal Balance of the Note owned by such Lender on such date of determination.

Exhibit 10.1
          Bankruptcy Code: The United States Bankruptcy Reform Act of 1978, as amended.
          Board Majority: With respect to an action to be approved by the Board of Directors of the Borrower, approved of such action by Directors representing seventy percent (70%) or more of the total number of Directors then constituting the Board of Directors of the Borrower.
          Borrower: CF Leasing Ltd., a company with limited liability organized and existing under the laws of Bermuda, and its permitted successors and permitted assigns.
          Borrower Expenses: For any Collection Period an amount equal to overhead and all other costs, expenses and liabilities of the Borrower (other than (i) Direct Operating Expenses paid pursuant to the Management Agreement and (ii) any Management Fee) payable during such Collection Period (including costs and expenses permitted to be paid to or by the Manager in connection with the conduct of the Borrower’s business), in each case determined on a cash basis, including but not limited to the following:
     (A) administration expenses;
     (B) accounting and audit expenses of the Borrower, and tax preparation, filing and audit expenses of the Borrower;
     (C) premiums for liability, casualty, fidelity, directors and officers and other insurance;
     (D) legal fees and expenses;
     (E) other professional fees;
     (F) taxes (including personal or other property taxes and all sales, value added, use and similar taxes but excluding any such amounts that are included as an Operating Expense); and
     (G) taxes imposed in respect of any and all issuances of equity interests, stock exchange listing fees, registrar and transfer expenses and trustee’s fees with respect to any outstanding securities of the Borrower.
Notwithstanding the foregoing, Borrower Expenses shall not include (i) depreciation or amortization on the Containers and (ii) payments of principal, interest and premium, if any, on or with respect to the Notes.
          Breakage Costs: Any amount or amounts as shall compensate a Lender for any loss, cost or expense incurred by such Lender in connection with funding obtained by it with respect to an Advance (as reasonably determined by such Lender) as a result of the failure of a requested Advance to be made when requested or a prepayment by the Borrower of all or a portion of principal or interest thereof; provided that the Lenders shall use reasonable efforts to mitigate such Breakage Costs.

Exhibit 10.1
          Business Day: Any day other than a Saturday, a Sunday or a day on which banking institutions in Amsterdam, The Netherlands, Bermuda, New York, New York or London, United Kingdom are authorized or are obligated by law, executive order or governmental decree to be closed.
          Casualty Loss: With respect to any Container, the occurrence or existence of any of the following events on conditions with respect to such Container: (a) the actual total loss or compromised total loss of such Container; (b) the loss, theft or destruction of such Container; (c) thirty (30) days following a determination by, or on behalf of, the Borrower that such Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever; (d) the seizure, condemnation or confiscation of such Container for a period exceeding sixty (60) days or (e) if such Container is subject to a Lease, such Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Container.
          Casualty Proceeds: Any payment by, or on behalf of, the Borrower from any source in connection with a Casualty Event with respect to a Container.
          Category 1 Containers: Each Eligible Container that (i) was purchased or otherwise acquired by the Borrower prior to the Original Closing Date and (ii)(a) was initially purchased or acquired by Cronos prior to March 31, 2002 and (b) was purchased or otherwise acquired by Borrower on the Original Closing Date for an acquisition price equal to its then Net Book Value.
          Category 2 Containers: Each Eligible Container that (i) was initially purchased or acquired by Cronos and/or Fortis between March 31, 2002 and the Original Closing Date, and (ii) was purchased or otherwise acquired by Borrower on the Original Closing Date for an acquisition price equal to its Original Equipment Cost.
          CCCL Purchase Agreement: The Purchase Agreement, dated as of September 18, 2002, between Cronos Containers (Cayman) Ltd. and Cronos Equipment (Bermuda) Limited, as such agreement may be amended, modified or supplemented from time to time in accordance with the provisions of the terms thereof.
          CFB Purchase Agreement: The Purchase Agreement, dated as of September 18, 2002, between Cronos Finance (Bermuda) Limited and Cronos Equipment (Bermuda) Limited, as such agreement may be amended, modified or supplemented from time to time in accordance with the provisions of the terms thereof.
          Change of Control: Any one or more of the following: (A) with respect to the Manager, the failure of the Manager to be a direct or indirect wholly-owned subsidiary of The Cronos Group; or (B) with respect to The Cronos Group, any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the aggregate voting power of all classes of voting stock of The Cronos Group; and (ii) The Cronos Group

Exhibit 10.1
amalgamates or consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person amalgamates or consolidates with, or merges with or into, The Cronos Group, in any such event pursuant to a transaction in which the outstanding voting stock of all classes of The Cronos Group is converted into or exchanged for cash, securities or other property, other than any such transaction in which (i) the outstanding voting stock of each class of The Cronos Group is converted into or exchanged for voting stock (other than redeemable capital stock) of the surviving or transferee company or corporation and (ii) the holders of each class of the voting stock of The Cronos Group immediately prior to such transaction own, directly or indirectly, not less than a majority of each class of the voting stock of the surviving or transferee company or corporation immediately after such transaction.
          Chattel Paper: Any “chattel paper,” as such term is defined in Section 9-102(a)(11) of the UCC.
          Class: Any class of Notes issued by the Borrower pursuant to the terms hereof.
          Class A Advance: A disbursement of funds made by one or more Lenders to the Borrower with respect to the Class A Notes pursuant to the provisions of this Loan Agreement.
          Class A Aggregate Commitment: As of any date of determination, an amount equal to the sum of the Class A Commitments of all Lenders then a party to this Loan Agreement.
          Class A Asset Base: As of any date of determination, an amount equal to the Aggregate Asset Base less the Aggregate Class B Principal Balance.
          Class A Commitment: With respect to any Lender, the commitment of such Lender to make Class A Advances in accordance with the provisions of this Loan Agreement in an aggregate amount outstanding at any time not to exceed the amount set forth opposite the name of such Lender with respect to such Class on Schedule 1 hereto.
          Class A Note: Any one of the Class A promissory notes issued by the Borrower pursuant to the terms of this Loan Agreement, substantially in the form of Exhibit C-1 hereto.
          Class B Advance: A disbursement of funds made by one or more Lenders to the Borrower with respect to the Class B Notes pursuant to the provisions of this Loan Agreement.
          Class B Aggregate Commitment: As of any date of determination, an amount equal to the sum of the Class B Commitments of all Lenders then a party to this Loan Agreement.
          Class B Commitment: With respect to any Lender, the commitment of such Lender to make Class B Advances in accordance with the provisions of this Loan Agreement in an aggregate amount outstanding at any time not to exceed the amount set forth opposite the name of such Lender with respect to such Class on Schedule 1 hereto.

Exhibit 10.1
          Class B Note: Any one of the Class B promissory notes issued by the Borrower pursuant to the terms of this Loan Agreement, substantially in the form of Exhibit C-2 hereto.
          Closing: The time at which each of the conditions precedent set forth in Article X of this Loan Agreement shall have been duly fulfilled or satisfied.
          Code: The United States Internal Revenue Code of 1986, as amended, or any successor statute thereto.
          Collateral: This term shall have the meaning set forth in the Security Agreement.
          Collection Period: The period commencing on the Original Closing Date to (and including) the next succeeding Collection Period Date, and thereafter each successive calendar month commencing on the day after a Collection Period Date to (and including) the next succeeding Collection Period Date.
          Collection Period Date: The last day of each calendar month.
          Commitment: Either or both, as the context may require, of the Class A Commitment and the Class B Commitment.
          Commitment Fee: The fee payable by the Borrower to a Lender in accordance with the provisions of Section 202(d) hereof.
          Commitment Fee Percentage: The percentage specified as such in the letter agreement, dated as of September 18, 2002, between the Borrower and the Agent, as such letter agreement may be amended, modified or supplemented from time to time in accordance with its terms.
          Consolidated Tangible Net Worth: As of any date of determination, an amount equal to the excess of:
          (a) the total stockholders’ equity of The Cronos Group and its Consolidated Subsidiaries, over
          (b) all intangible assets included in the amount set forth in clause (a), in each case as determined in accordance with GAAP and as reported on the most recently available financial statements of The Cronos Group delivered to the Agent in accordance with the terms of the Transaction Documents;
provided, however, that for purposes of this definition, any adjustments, both positive and negative, to either or both of the amounts set forth in either clause (a) or clause (b) arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board shall be disregarded for purposes of this calculation.
          Container: Any dry cargo, refrigerated, tank or other Specialized Container (including, but not limited to, open top, bulk, flat rack, high cube and cellular palletwide containers) owned by the Borrower and held for lease or hire.

Exhibit 10.1
          Container Related Agreement: Any agreement relating to the Containers or agreements relating to the use, lease or management of such Containers whether in existence on the Original Closing Date or thereafter acquired, including, but not limited to, all Leases, the Management Agreement and the Chattel Paper.
          Contracts: All contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments), arising out of or in any way related to the Containers, in or under which Borrower may now or hereafter have any right, title or interest, including, without limitation, the Management Agreement, any Interest Rate Hedge Agreements and any related agreements, security interests or UCC or other financing statements and, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
          Conversion Date: With respect to the Commitment of any Lender, the earlier to occur of (i) March 5, 2004 (as such date may be extended in accordance with Section 201(f)), and (ii) the date on which an Early Amortization Event initially occurs.
          Cronos: Either or both, as the context may require, of Cronos Containers (Cayman) Ltd. and Cronos Equipment (Bermuda) Limited.
          Drawdown Notice: A notice executed by the Borrower, substantially in the form of Exhibit B hereto.
          Determination Date: The second (2nd) Business Day prior to any Payment Date.
          Direct Operating Expenses: This term shall have the meaning set forth in the Management Agreement.
          Disposition Fee: This term shall have the meaning set forth in the Management Agreement.
          Distributable Cash Flow: This term shall have the meaning set forth in Section 302(a) of this Loan Agreement.
          Document: Any “document”, as such term is defined in Section 9-102(a)(30) of the UCC.
          Dollars or the sign $: Lawful money of the United States of America.
          Early Amortization Event: The existence or occurrence of any of the events or conditions set forth in Article XI hereof and the continuation of any such event or condition beyond any applicable grace or cure period.
          EBIT: For any fiscal period, earnings (loss) before Interest Expense and taxes, including gains and losses from the sale of assets and foreign exchange transactions, determined in accordance with GAAP.

Exhibit 10.1
          EBIT Ratio: For the Borrower as of any date of determination, the ratio of (a) aggregate EBIT to (b) aggregate Interest Expense, in each case for the most recently concluded six (6) fiscal quarters; provided, however, that for the first five (5) fiscal quarters of the Borrower following the Original Closing Date, EBIT and Interest Expense through the end of any quarter under consideration will, for purposes of this calculation, be calculated by multiplying actual EBIT or Interest Expense for the fiscal quarters which have been completed since the Original Closing Date by a fraction, the numerator of which is six (6) and the denominator of which is the number of full fiscal quarters then completed.
          Eligible Container: Any Container which shall comply with each of the following requirements as of the date indicated below:
     (i) Purchase Parameters. Such Container conformed, on the date of its original acquisition by the Borrower, with the Purchase Parameters in effect on such date of acquisition;
     (ii) Casualty Losses. Such Container shall not have suffered a Casualty Loss on such date of determination;
     (iii) Title. The Borrower shall have had good and marketable title to such Container, free and clear of all Liens other than Permitted Liens;
     (iv) Maximum Concentration of Non-Monthly Lease Agreements. If such Container is on lease, then when considered with all other Eligible Containers owned by the Borrower, the sum of the Net Book Values of all Eligible Containers then subject to a Lease for which rent is payable on other than a monthly basis shall not exceed five percent (5%) of the Aggregate Asset Base;
     (v) Valid and Perfected Security Interest. The Security Agreement is effective to create in favor of the Agent a valid and perfected first security interest in such Container, subject only to Permitted Liens;
     (vi) Maximum Concentration of Refrigerated Containers. When considered with all other Eligible Containers owned by the Borrower, the sum of the Net Book Values of all refrigerated Containers will not exceed an amount equal to fifty percent (50%) of the then Aggregate Net Book Value;
     (vii) Specialized Containers. (A) When considered with all other Eligible Containers owned by the Borrower, the sum of the Net Book Values of all Specialized Containers (other than refrigerated Containers) will not exceed an amount equal to the lesser of (x) thirty-five percent (35%) of the then Aggregate Net Book Value and (y) Fifteen Million Dollars ($15,000,000), and (B) all Specialized Containers acquired by the Borrower on or after the Restatement Date shall be twenty feet (20’) long or forty feet (40’) long;
     (viii) Maximum Lessee Concentration. If such Container is then on lease, then, when considered with all other Eligible Containers then on lease, the

Exhibit 10.1
sum of the Net Book Values of all Eligible Containers then on lease to any single lessee will not exceed the following:
     (a) if such lessee is set forth on Exhibit E hereto, an amount equal to the greater of (x) ten million Dollars ($10,000,000) and (y) ten percent (10%) of the then Aggregate Net Book Value; or
     (b) in all other instances not covered by clause (a), an amount equal to the greater of (x) five million Dollars ($5,000,000) and (y) five percent (5%) of the then Aggregate Net Book Value;
     (ix) Maximum Concentration of Finance Leases. If such Container is then subject to the terms of a Finance Lease, then, when considered with all other Finance Leases relating to a Container, the sum of the Net Book Values of all Containers subject to Finance Leases shall not exceed twenty (20%) of the then Aggregate Net Book Value;
     (x) Compliance with ISO. Each New Container acquired by the Borrower on or after the Restatement Date shall be an ISO compliant Container (excluding any tank containers), less than twenty-four (24) months old and, provided however, at least ninety percent (90%) of such New Containers (based on the aggregrate Net Book Values of all New Containers) shall be subject to Term Lease;
     (xi) Purchase Price. The purchase price for any New Container acquired by the Borrower on or after the Restatement Date shall not exceed its then fair market value; and
     (xii) Lessee Bankruptcy. If such Container is then subject to a Finance Lease, the related lessee is not, to the knowledge of the Borrower or the Manager, subject to bankruptcy, insolvency or similar proceedings.
          Eligible Interest Rate Hedge Provider: One of the following:
     (i) so long as the Notes are not rated by a Rating Agency, either (i) Bank of Tokyo — Mitsubishi Ltd., New York Branch or any of its Affiliates or (ii) a bank or financial institution that has a long-term unsecured indebtedness rated not less than “A” by S&P or “A3” by Moody’s and which is reasonably satisfactory to the Agent; or
     (ii) if the Notes are rated by a Rating Agency, a bank or financial institution that has (i) a long-term unsecured indebtedness rated not less than “A+” by S&P or “A3” by Moody’s, or (ii) made arrangements satisfactory to the Rating Agencies to secure its obligations under such Hedge Agreement.
          Eligible Investments: One or more of the following:

Exhibit 10.1
     (i) direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;
     (ii) certificates of deposit and bankers’ acceptances (which shall each have an original maturity of not more than three hundred sixty-five (365) days) of any United States depository institution or trust company incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State authorities, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-/Aa3” or the equivalent or better by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;
     (iii) commercial paper (having original maturities of not more than two hundred seventy (270) days) of any corporation incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;
     (iv) any money market fund that has been rated by each Rating Agency in its highest rating category (including any designations of “plus” or “minus”) or that invests solely in Eligible Investments;
     (v) eurodollar deposits (which shall each have an original maturity of not more than three hundred sixty-five (365) days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-/Aa3” or the equivalent or better by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category; and
     (vi) other obligations or securities that are acceptable to the Agent as an Eligible Investment hereunder .
          Equipment: Any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC.
          ERISA: The United States Employee Retirement Income Security Act of 1974, as amended.
          ERISA Affiliate: With respect to any Person, any other Person meeting the requirements of Section 414(b), (c), (m) or (o) of the Code.
          Eurodollar Disruption Event: The occurrence of any of the following: (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank

Exhibit 10.1
or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Advance, (b) the failure of one or more of the Reference Banks to furnish timely information for the purposes of determining the Adjusted LIBOR, (c) a determination by a Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (d) the inability of such Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.
          Eurodollar Reserve Percentage: The maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of one percent (0.01%)) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding having a term comparable to such Interest Period.
          Event of Default: The occurrence or existence of any of the events or conditions set forth in Section 801 of the Loan Agreement beyond applicable grace and/or cure periods set forth therein.
          Excluded Amounts: Any payments received from a lessee under a Lease in connection with any taxes, fees or other charges imposed by any Governmental Authority, or indemnity payments for the benefit of the originator of such Lease or maintenance payments made pursuant to such Lease or other maintenance agreement.
          Facility Party: The Borrower and/or the Manager.
          Federal Reserve Board: The Board of Governors of the United States Federal Reserve System or any successor thereto.
          Final Payment Date: The Payment Date occurring on or about September 17, 2012.
          Finance Lease: A lease which satisfies the criteria for classification as capital lease in accordance with generally accepted accounting principles, including Statement of Financial Accounting Standards No. 13, as amended from time to time.
          Fortis: Fortis Bank (Nederland) N.V., and its successors and assigns.
          Funding Date: Each date on which an Advance is made to the Borrower in accordance with the Loan Agreement.
          Generally Accepted Accounting Principles or GAAP: Those generally accepted accounting principles and practices which are recognized as such by (i) in the case of the United States, the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other

Exhibit 10.1
appropriate boards or committees thereof or (ii) in all other cases, by the appropriate boards or governing bodies in such jurisdiction.
          General Intangibles: Any “general intangibles,” as such term is defined in Section 9-102(a)(42) of the UCC, and, in any event, shall include, without limitation, all right, title and interest which Borrower may now or hereafter have in or under any contract, interests in partnerships, joint ventures and other business associations, licenses, permits, software, data bases, data, materials and records, claims in or under insurance policies, including unearned premiums, uncertificated securities, deposit accounts, rights to receive tax refunds and other payments and rights of indemnification.
          Governmental Authority: Any of the following (i) any federal, state, county, municipal or foreign government, or political subdivision thereof; (ii) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body; (iii) any court or administrative tribunal; or (iv) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.
          Gross Container Revenue Receipts: This term shall have the meaning set forth in the Management Agreement.
          Indemnified Party: This term shall have the meaning set forth in Section 206 hereof.
          Indebtedness: With respect to any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation incurred through the issuance and sale of bonds, debentures, notes or other similar debt instruments, and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business, (d) any obligation of such Person as lessee under a capital lease, (e) any Indebtedness of another secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (f) any obligation in respect of interest rate hedging agreements.
          Independent Accountant: Any accounting firm which is (i) selected by the Borrower in accordance with terms of its Bye-laws, (ii) “independent” with respect to The Cronos Group and its Affiliates within the meaning of the Securities Act and the applicable published rules and regulations thereunder, (iii) of recognized international standing and (iv) otherwise reasonable acceptable to the Agent and each Lender.
          Insolvency Law: The Bankruptcy Code or similar insolvency, reorganization or debtor’s rights law of any applicable jurisdiction in each case whether now or hereafter in effect.
          Insolvency Proceeding: For any Person, any of the following events:

Exhibit 10.1
     (a) the commencement of any case or other proceeding, in any court, seeking the liquidation, reorganization, dissolution or winding up of such Person or the readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under any Insolvency Law, or
     (b) the commencement of any voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or such Person shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or the like, of such Person or any substantial part of its property, or such Person shall make any general assignment for the benefit of its creditors, or such Person shall fail to, or admit in writing its inability to, pay its debts generally as they become due.
          Instruments: Any “instrument,” as such term is defined in Section 9-102(a)(47) of the UCC, including, without limitation, all notes, certificated securities, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
          Interest Arrearage: With respect to any Note of any Class on any Payment Date, an amount equal to the excess, if any, of (a) the Interest Payment for such Note on such Payment Date and any outstanding Interest Arrearage for such Note from the immediately preceding Payment Date plus, to the extent permitted by law, interest on such amounts at the Interest Rate for such Class from the immediately preceding Payment Date through (but not including) the current Payment Date minus (b) the amount of Interest Payment and Interest Arrearage actually distributed to the Lender with respect to such Note on such Payment Date.
          Interest Expense: For any period, the aggregate amount of interest expense as shown for such period on the income statement of the Borrower, determined in accordance with GAAP.
          Interest Payment: With respect to any Note of any Class on any Payment Date, an amount equal to the product of (i) (A) if the Interest Rate for such Note is based on Adjusted LIBOR, a fraction, the numerator of which shall be equal to the actual number of days elapsed during the Interest Period ending on the immediately preceding Business Day and the denominator of which is equal to 360, or (B) if the Interest Rate for such Note is based on Prime Rate, the numerator of which shall be equal to the actual number of days elapsed during the Interest Period ending on the immediately preceding Business Day and the denominator of which is equal to 365 or 366, as appropriate, (ii) the Interest Rate for such Class for the immediately preceding Interest Period and (iii) the Principal Balance of such Note on the immediately preceding Payment Date (or, in the case of the first Payment Date following the Original Closing Date, on the Original Closing Date), after giving effect to any Principal Payments and Principal Arrearage paid to such Note on such preceding Payment Date.

Exhibit 10.1
          Interest Period: The one month period commencing on a Payment Date and ending on the Business Day immediately preceding the next succeeding Payment Date; provided, however, the first Interest Period to occur after the Restatement Date shall commence on the Restatement Date and end on the Business Day immediately preceding the first Payment Date to occur after the Restatement Date.
          Interest Rate: For each Interest Period, one of the following:
     (A) if no Early Amortization Event has occurred and is then continuing, with respect to the Class A Notes, a rate per annum equal to the sum of (i) Adjusted LIBOR (or, if a Eurodollar Disruption Event is then continuing, the Prime Rate) for such Interest Period, plus (ii) one of the following: (x) during the period from and including the Restatement Date to, but excluding, the one-year anniversary of the Conversion Date, one and one-half of one percent (1.50%) per annum, (y) during the period from and including the one-year anniversary of the Conversion Date to, but excluding, the two-year anniversary thereof, one and three-quarters of one percent (1.75%) per annum or (z) thereafter, two percent (2%) per annum,
     (B) if no Early Amortization Event has occurred and is then continuing, with respect to the Class B Notes, a rate per annum equal to the sum of (i) Adjusted LIBOR (or, if a Eurodollar Disruption Event is then continuing, the Prime Rate) for such Interest Period, plus (ii) one of the following: (x) if the then Aggregate Principal Balance is less than Forty Million Dollars ($40,000,000), three percent (3.00%) per annum, (y) if the then Aggregate Principal Balance is equal to or greater than Forty Million Dollars ($40,000,000) but less than Sixty Million Dollars ($60,000,000), four percent (4%) per annum, (z) if the Aggregate Principal Balance is equal to or greater than Sixty Million Dollars, four and one-half of one percent (4.50%) per annum; and
     (C) if an Early Amortization Event has occurred and is then continuing, a rate per annum equal to the sum of (i) Adjusted LIBOR (or, if a Eurodollar Disruption Event is then continuing, the Prime Rate) for such Interest Period, plus (ii) two and three-quarters percent (2.75%) per annum.
          Interest Rate Hedge Agreement: Any interest rate swap agreement, cap agreement or other similar agreement entered into by the Borrower.
          Inventory: Any “inventory,” as such term is defined in Section 9-102(a)(48) of the UCC and, in any event, shall include, without limitation, all Containers, trailers and other container related transportation equipment, all inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower for sale or lease.

Exhibit 10.1
          Investment: When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.
          ISO: The International Organization for Standardization.
          Lease: Each and every item of chattel paper, installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Container is subject. The term “Lease” includes (i) all payments to be made by, or on behalf of, the Lessee thereunder, (ii) all rights of the lessor thereunder, (iii) all Supporting Obligations with respect thereto, and (iv) any and all amendments, renewals, extensions or guaranties thereof.
          Lender: Any of the financial institutions set forth in Schedule 1 hereto that have agreed to make Advances in accordance with the terms of this Agreement.
          Letter-of-Credit Rights: Any “letter-of-credit right,” as such term is defined in Section 9-102(a)(51) of the UCC.
          LIBOR: The London Inter-Bank Offered Rate (determined solely by the Agent), rounded upward to the nearest 1/16th of one percent (0.0625%), at which Dollar deposits are offered to the Agent by major banks in the London interbank market at or about 11:00 a.m., London Time, on a LIBOR Determination Date in an aggregate amount approximately equal to the then outstanding principal balance of the Notes and for a period of time comparable to the number of days in the applicable Interest Period. The determination of LIBOR by the Agent shall be conclusive in the absence of manifest error.
          LIBOR Determination Date: The second Business Day prior to the first day of the related Interest Period.
          Lien: Any security interest, lien, charge, pledge, equity or encumbrance of any kind.
          List of Containers: The list maintained by the Manager of all Containers owned by the Borrower.
          Loan Agreement: This term shall have the meaning set forth in the preamble hereof.
          Majority Lenders: Lenders representing more than sixty-six and two-thirds percent (66 2/3%) of the then Aggregate Commitments or, if such Commitments have expired or been terminated in accordance with the terms of this Loan Agreement, the then Aggregate Principal Balance.

Exhibit 10.1
          Managed Containers: This term shall have the meaning set forth in the Management Agreement.
          Management Agreement: The Management Agreement, dated as of September 18, 2002, by and between the Manager and the Borrower, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.
          Management Fee: For any Collection Period, the amount calculated as set forth in the Management Agreement.
          Management Fee Arrearage: For any Payment Date, an amount equal to the excess, if any, of (a) the Management Fee for such Payment Date and any unpaid Management Fees from all prior Payment Dates over (b) the amount of Management Fee and Management Fee Arrearage actually paid to the Manager on such Payment Date.
          Manager: The Person performing the duties of the Manager under the Management Agreement; initially, Cronos Containers (Cayman) Ltd., a company organized under the laws of the Cayman Islands, and its successors and permitted assigns.
          Manager Default: The occurrence of any of the events or conditions set forth in Section 11 of the Management Agreement and the continuation of any such event or condition beyond any applicable grace and cure periods.
          Managing Officer: Any representative of the Borrower or the Manager involved in, or responsible for, the management of the day-to-day operations of the Borrower and the administration and servicing of the Containers and the other Collateral whose name appears on a list of managing officers furnished to Borrower and the Agent by the Borrower or the Manager, as such list may from time to time be amended.
          Manager Report: This term shall have the meaning set forth in the Management Agreement.
          Master Lease: A lease that is not either a Finance Lease or a Term Lease.
          Material Adverse Change: Any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse change whatsoever upon the validity or enforceability of any Transaction Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the Borrower, The Cronos Group or Manager, individually or taken together as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of The Cronos Group, Borrower, Manager or Manager to perform its obligations under the Transaction Documents, or (d) materially impairs or could reasonably be expected to materially impair the ability of Agent to enforce any of its or their legal remedies pursuant to the Transaction Documents.
          Members Agreement: The Members Agreement, dated as of September 18, 2002, among the Borrower, Cronos Equipment (Bermuda) Limited and MeesPierson Transport & Logistics Holding BV and joined by Cronos Containers (Cayman) Ltd. and by The Cronos

Exhibit 10.1
Group, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.
          Moody’s: Moody’s Investors Service, Inc., and any successor thereto.
          Net Book Value: With respect to any Container as of any date of determination, an amount equal to the net book value (determined in accordance with GAAP using the depreciation method set forth in Exhibit A hereto) as of the end of the immediately preceding Collection Period.
          Net Container Revenue: This term shall have the meaning set forth in the Management Agreement.
          Net Income: For any Person, as calculated for any period of determination, the net income (or net losses) for such period.
          New Containers: All Containers purchased or otherwise acquired by the Borrower after the Original Closing Date.
          Note: Any or all, as the context may require, of the Class A Notes and the Class B Notes.
          Officer’s Certificate: A certificate signed by a duly authorized officer of the Person who is required to sign such certificate which, in the case of the Borrower, may be a certificate signed by an authorized officer of the Manager.
          Opinion of Counsel: A written opinion of counsel, who, unless otherwise specified, may be counsel employed by the Borrower, the Manager or The Cronos Group, in each case reasonably acceptable to the Person or Persons to whom such Opinion of Counsel is to be delivered. The counsel rendering such opinion may rely (i) as to factual matters on a certificate of a Person whose duties relate to the matters being certified, and (ii) insofar as the opinion relates to local law matters, upon opinions of local counsel.
          Original Closing Date: September 18, 2002.
          Original Equipment Cost: With respect to any Container, the sum of (i) the vendor’s or manufacturer’s invoice price of such Container, (ii) all reasonable and customary inspection, transport, and initial positioning costs necessary to put such Container in service and (iii) any acquisition fees therefor.
          Other Taxes: The term shall have the meaning set forth in Section 206 of this Loan Agreement.
          Outstanding: When used with reference to the Notes and as of any particular date, any Note theretofore and thereupon being authenticated and delivered except:
     (i) any Note cancelled by the Agent or proven to the satisfaction of the Agent to have been duly cancelled by the Borrower at or before said date;

Exhibit 10.1
     (ii) any Note, or portion thereof, called for payment or redemption for which monies equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption, shall have theretofore been deposited with the Agent (whether upon or prior to maturity or the redemption date of such Note);
     (iii) any Note in lieu of or in substitution for which another Note shall subsequently have been authenticated and delivered; and
     (iv) any Note held by the Manager, Borrower, the Seller or any of their respective Affiliates.
          Outstanding Obligations: As of any date, all accrued interest payable on, and the then unpaid Principal Balance of, all Notes issued under this Loan Agreement and all other amounts owing to Lenders or to any Person pursuant to the terms of the Transaction Documents.
          Overdue Rate: A rate per annum equal to the sum of (i) the applicable Interest Rate plus (ii) two percent (2%).
          Payment Date: The fifteenth (15th) day of each month or, if such day is not a Business Day, the immediately preceding Business Day.
          Payment Intangible: Any “payment intangible,” as such term is defined in Section 9-102(a)(61) of the UCC.
          Permitted Liens: Any or all of the following: (i) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings and for the payment of which adequate reserves are provided by the Manager; (ii) with respect to the Containers, carriers’, warehousemen’s, mechanics, or other like Liens arising in the ordinary course of business and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate Proceedings and for the payment of which adequate reserves are provided by the Manager; (iii) with respect to the Containers, Leases entered into in the ordinary course of business providing for the leasing of Containers; and (iv) Liens created by this Loan Agreement; provided that any Proceedings of the type described in clauses (i) and (ii) above could not reasonably be expected to subject the Agent or any Lender to any civil or criminal penalty or liability or involve any significant risk of material loss, sale or forfeiture of all or any material portion of the Collateral.
          Person: An individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a government or any agency or political subdivision thereof.
          Plan: An “employee benefit plan,” as such term is defined in ERISA, established or maintained by Borrower or any ERISA Affiliate or as to which Borrower or any ERISA Affiliate contributes or is a member or otherwise may have any liability.
          Potential Event of Default: A condition or event which, after notice or lapse of time or both, will constitute an Event of Default.

Exhibit 10.1
          Prime Rate: For any day, the weighted average of Fortis’ cost of funds (as determined in good faith by Fortis) for such day. The prime rate is a rate set by a Lender based upon various factors, including such Lender’s costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index or necessarily the lowest or best rate of interest actually charged by such Lender at any given time to any customer or particular class of customers for any particular credit extension. A Lender may make commercial or other loans at rates of interest at, above or below its prime rate.
          Principal Arrearage: For any Payment Date, an amount equal to the excess, if any, of (a) the Principal Payment for such Payment Date and all prior Payment Dates, over (b) the amount of Principal Payment and Principal Arrearage actually distributed to the Lenders on such Payment Date and all prior Payment Dates.
          Principal Balance: With respect to any Note owned by a Lender as of any date of determination, an amount equal to the excess of (x) the sum of (A) the unpaid principal balance of such Note on the Restatement Date plus (B) the sum of all Advances made by such Lender on or subsequent to the Restatement Date, over (y) the cumulative amount of all principal payments (including principal prepayments) actually paid to such Lender subsequent to the Restatement Date.
          Principal Payment Amount: For any Class A Note owned by each Lender on any Payment Date on which no Early Amortization Event is then continuing, one of the following:
(1)	on any Payment Date prior to the Conversion Date for such Lender, zero;

(2)	on any Payment Date occurring subsequent to the Conversion Date for such Lender, an amount for each such Payment Date equal to the product of (x) the Principal Balance of such Class A Note on such Conversion Date, (y) the applicable percentage set forth below in the column entitled “Annual Principal Reduction Required” opposite the applicable Payment Date, and (z) one-twelfth;

Number of Payment Dates After
Conversion Date	Annual Principal Reduction Required
1-12	12.5%
13-24	12.5%
25-36	12.5%
37-48	12.5%
49-60	12.5%
61-72	12.5%
73-84	12.5%
85-96	12.5%

Exhibit 10.1
(3)	on the Final Maturity Date, an amount equal to the then Principal Balance of such Class A Note.
If the Distributable Cash Flow available for the payment of Principal Payment Amounts on any Payment Date is insufficient to pay in full the amount of the Principal Payment Amount then due, the Principal Payment Amount for the subsequent Payment Date shall increase by the amount of such deficiency. The Principal Payment Amount due on any Payment Date is in addition to any prepayment required pursuant to the provisions of Section 203(d) hereof.
          Proceeding: Any suit in equity, action at law, or other judicial or administrative proceeding.
          Proceeds: Any “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC.
          Pro Rata: With respect to a Lender for either Class, a fraction, the numerator of which is equal to the Commitment of such Lender for such Class and the denominator of which is equal to the Aggregate Commitment for such Class.
          Protected Party: Any or all, as the context may require, of the Agent, each Lender, each Support Party, each Eligible Interest Rate Hedge Provider, each Indemnitee and their respective successors and assigns.
          Purchase Agreement: The Purchase Agreement, dated as of September 18, 2002, between Cronos Equipment (Bermuda) Limited and the Borrower, as such agreement may be amended, modified or supplemented from time to time in accordance with the provisions of the terms thereof.
          Purchase Parameters: This term shall have the meaning set forth in the Members Agreement.
          Rating Agency: Any nationally recognized statistical rating organization selected by the Borrower to provide a rating with respect to the Notes; initially each of Moody’s and S&P.
          Reference Banks: The banks designated by the Agent for the determination of LIBOR in accordance with Section 202(c) of this Loan Agreement.
          Reportable Event: This term shall have the meaning given to such term in ERISA.
          Restatement Date: March 7, 2003.

Exhibit 10.1
          Restricted Cash Account Requirement: As of any date of determination, an amount equal to the quotient of (A) product of (x) the then Aggregate Principal Balance, after giving effect to all Advances and all principal payments actually received by the Lenders on such date, and (y) a fraction (stated as a percentage), the numerator of which is equal to the sum of (i) the product of the then Aggregate Class A Principal Balance times the Interest Rate then applicable to the Class A Notes, plus (ii) the product of the then Aggregate Class B Principal Balance times the Interest Rate then applicable to the Class B Notes, and the denominator of which is equal to the then Aggregate Principal Balance, divided by (B) four (4).
          Restricted Cash Account: The account or accounts established pursuant to Section 306 of this Loan Agreement.
          Rule 144A: Rule 144A under the Securities Act, as such Rule may be amended from time to time.
          S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          Satisfactory Institutional Person: Any of the following: (i) Fortis Bank (Nederland) N.V. or any of its Affiliates or (ii) such other Person as shall be reasonably acceptable to the Majority Lenders.
          Securities Act: The United States Securities Act of 1933, as amended from time to time.
          Security Agreement: The security agreement, dated as of September 18, 2002, between the Borrower and the Agent, as amended, modified or supplemented from time to time in accordance with its terms.
          Solvent: With respect to any Person as of a particular date, on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent,

Exhibit 10.1
matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          Specialized Containers: All Containers other than dry cargo containers, including, but not limited to refrigerated, open top, flat rack, tank and cellular palletwide containers.
          State: Any state of the United States of America and, in addition, the District of Columbia.
          Subsidiary: A Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
          Support Party: Any bank, insurance company or other entity extending or having commitment to extend funds to or for the account of a Lender (including by agreement to purchase an assignment of or participation) or to make loans or other advances in respect of the Note.
          Supporting Obligations: Any “supporting obligation,” as such term is defined in Section 9-102(a)(77) of the UCC.
          Taxes: This term shall have the meaning set forth in Section 206 of this Loan Agreement.
          Term Lease: A Lease (other than a Finance Lease) having an initial term of not less than thirty-six (36) months.
          The Cronos Group: The Cronos Group, a societe anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg, and its permitted successors and assigns.
          Total Debt: With respect to The Cronos Group as of any date of determination, the sum of all debt of The Cronos Group, as determined in accordance with GAAP and as reported on the most recently available quarterly financial statements of The Cronos Group.
          Total Liabilities: With respect to The Cronos Group as of any date of determination, the sum of all liabilities of The Cronos Group, as determined in accordance with GAAP and as reported on the most recently available quarterly financial statements of The Cronos Group.
          Transaction Documents: Any and all of this Loan Agreement, the Notes, the Management Agreement, the Purchase Agreement, the CFB Purchase Agreement, the CCCL Purchase Agreement, the Security Agreement, each Interest Rate Hedge Agreement and any and

Exhibit 10.1
all other agreements, documents and instruments executed and delivered by or on behalf or support of Borrower with respect to the issuance and sale of the Notes, as the same may from time to time be amended, modified, supplemented or renewed.
          Trust Account: The account or accounts established by the Borrower for the benefit of the Agent pursuant to Section 302 of the Loan Agreement.
          UCC: The Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s security interest in any item of Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.
          Unused Commitment: With respect to either Class and any Lender as of any date of determination, the excess of (i) the Commitment with respect to such Class then in effect for such Lender, over (ii) the Principal Balance of the Note of such Class owned by such Lender as of such date of determination, after giving effect to all Advances made with respect to such Class and all principal payments to be received with respect to such Class by such Lender on such date of determination.
          Weighted Average Age: As of any date of determination shall be equal to the quotient of (A) the sum for each Eligible Container of the product of (i) the age of such Eligible Container and (ii) the then Net Book Value of such Eligible Container, divided by (B) the sum of the then Aggregate Net Book Values.
          Section 102. Other Definitional Provisions.
          (a) All terms defined in this Loan Agreement shall have the defined meanings when used in any agreement, certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.
          (b) As used in this Loan Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Loan Agreement or in any such certificate or other document, and accounting terms partly defined in this Loan Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Loan Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Loan Agreement or in any such certificate or other document shall control.
          (c) With respect to any Collection Period, the “related Determination Date,” and the “related Payment Date,” shall mean the Determination Date and Payment Date, respectively, next following the end of such Collection Period, and the relationships among Determination Dates and Payment Dates shall be correlative to the foregoing relationships.

Exhibit 10.1
          Section 103. Interpretation of Loan Agreement. A Section, an Exhibit or a Schedule is, unless otherwise stated, a reference to a section hereof, an exhibit hereto or a schedule hereto, as the case may be. Section captions used in this Loan Agreement are for convenience only, and shall not affect the construction of this Loan Agreement. The words “hereof,” “herein,” “hereto” and “hereunder “and words of similar purport when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

Exhibit 10.1
ARTICLE II
COMMITMENT OF LENDERS; THE NOTES
          Section 201. Amounts and Terms of the Commitments.
          (a) Commitments. Subject to the terms and conditions of this Loan Agreement and in reliance upon the representations, warranties and covenants set forth herein, each Lender shall make its Commitment available to the Borrower on the Restatement Date; provided that at no time shall the Aggregate Commitment exceed Eighty Million Dollars ($80,000,000) without the prior written consent of each Lender.
          (b) Advances. Prior to the Conversion Date, each of the Class A Notes and Class B Notes shall be a revolving note with a maximum principal amount equal to the then current Class A Commitment and Class B Commitment, respectively, for the related Lender, and the Borrower may, subject to the terms and conditions of this Loan Agreement, borrow, repay and reborrow amounts in respect of such Class A Commitment and Class B Commitment; provided, however, that if Aggregate Class A Principal Balance shall be less than to the then current Class A Aggregate Commitment, then any one or more Lenders may, at the request of the Borrower and in their respective sole discretion, make one or more Class A Advances in such aggregate amount that the Aggregate Class A Principal Balance (after giving effect to such Class A Advance(s)) then Outstanding shall not exceed Seventy-Five Million Dollars ($75,000,000). Each Lender, or the Agent on its behalf, shall maintain a record of all Advances and repayments made on the Notes and such records shall be conclusive absent manifest error. On the Original Closing Date, the Borrower issued a note (the “Closing Date Note”) to Fortis in a maximum principal amount equal to Thirty-Five Million Dollars ($35,000,000). On the Restatement Date, the Borrower will issue the following Notes to the respective Lenders: (i) a Class A Note in the maximum principal balance of Twenty Million Dollars ($20,000,000) (of which Eight Million Eight Hundred Forty-Seven Thousand One Hundred Twenty-Two and 47/100 Dollars ($8,847,122.47) will be outstanding after giving effect to the Advances to be made on the Restatement Date) to Fortis, (ii) a Class A Note in the maximum principal amount of Twenty-Five Million Dollars ($25,000,000) (of which Eleven Million Fifty-Eight Thousand Nine Hundred Three and 08/100 Dollars ($11,058,903.08) will be outstanding after giving effect to the Advances to be made on the Restatement Date) to BTMCC and (iii) a Class B Note in the maximum principal balance of Five Million Dollars ($5,000,000) (of which Five Million Dollars ($5,000,000) will be outstanding after giving effect to the Advances to be made on the Restatement Date, and such amount being the maximum principal balance of such Class B Note permitted hereunder, there shall be no additional Advances available to the Borrower with respect to such Class B Note) to Fortis. Immediately thereafter, the Closing Date Note shall be cancelled.
          (c) Funding of Advance. (i) With respect to the Class A Notes and on any Business Day requested by the Borrower and presuming that the Borrower shall have satisfied all applicable conditions precedent set forth in Article X hereof, each Lender for the Class A Notes shall, subject to the terms and conditions of this Loan Agreement, deposit with the account designated by the Borrower by wire transfer of same day funds not later than 4:00 p.m. (Amsterdam time) an amount equal to its Pro Rata share of the requested Class A Advance;

Exhibit 10.1
provided, however, that each Class A Advance by each Lender for the Class A Notes shall be for an amount (A) not less than the lesser of (x) its then Unused Commitment and (y) such Lender’s Pro Rata share of Five Hundred Thousand Dollars ($500,000), and (B) not greater than the Availability of such Lender on such Business Day or such greater amount to which such Lender may consent in its sole discretion (provided that the Principal Balances of all Class A Notes then Outstanding (after giving effect to such Class A Advance) shall not exceed Seventy-Five Million Dollars ($75,000,000)), in each case with respect to the Class A Notes only; and provided further that no Class A Advance shall be made unless the then current Principal Balance of the Class B Notes shall equal the then current Class B Aggregate Commitment.
          (ii) With respect to the Class B Notes and on any Business Day requested by the Borrower and presuming that the Borrower shall have satisfied all applicable conditions precedent set forth in Article X hereof, each Lender for the Class B Notes shall, subject to the terms and conditions of this Loan Agreement, deposit with the account designated by the Borrower by wire transfer of same day funds not later than 4:00 p.m. (Amsterdam time) an amount equal to its Pro Rata share of the requested Class B Advance; provided, however, that each Class B Advance by each Lender for the Class B Notes shall be for an amount (A) not less than the lesser of (x) its then Unused Commitment and (y) such Lender’s Pro Rata share of Five Hundred Thousand Dollars ($500,000), and (B) not greater than the Availability of such Lender on such Business Day, in each case with respect to the Class B Notes only;
          (d) Request for Advance. Each Drawdown Notice shall be submitted in writing to the Agent by not later than 4:00 p.m. (Amsterdam time) on the third (3rd) Business Day prior to the date of the requested Advance (provided however, with respect to any request for an Advance to be made on the Restatement Date such Drawdown Notice shall be submitted not later than 4:00 p.m. (Amsterdam time) on the first (1st) Business Day prior to the date of such requested Advance), and the Agent shall promptly provide each Lender with a copy of each such Drawdown Notice. Such notice shall include (i) a calculation of the Class A Asset Base (calculated to include any Eligible Containers to be acquired with the proceeds of such Advance), as applicable, and (ii) the amount of such Advance to be funded by each Lender. Such Drawdown Notice shall be irrevocable when given and shall be in a minimum aggregate amount equal to the lesser of (i) Five Hundred Thousand Dollars ($500,000) and (ii) the then unused Class A Aggregate Commitment (or such greater amount to which the Lenders may consent in their respective sole discretion (provided that the Principal Balances of all Class A Notes then Outstanding (after giving effect to such requested Class A Advance) shall not exceed Seventy-Five Million Dollars ($75,000,000)) or Class B Aggregate Commitment, as applicable. Borrower shall pay interest on the Notes at the rates and in the manner set forth in Section 202 hereof. Each Drawdown Notice shall constitute a reaffirmation by Borrower that (1) no Event of Default, Early Amortization Event or Manager Default has occurred and is continuing and (2) the representations and warranties of the Facilities Parties contained in the Transaction Documents are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date.

Exhibit 10.1
               A Drawdown Notice, once delivered to the Agent, shall be irrevocable and binding on the Borrower. If any Advance requested by the Borrower is not, for any reason whatsoever related to a default or nonperformance by the Borrower, made or effectuated on the specified Funding Date, the Borrower shall pay Breakage Costs. In connection with any Advance or any Funding Date, all of the Lenders may, in their collective and absolute discretion, grant the Borrower extensions and/or waivers in fulfilling its obligations under this Section 201 and in fulfilling the conditions set forth in Section X herein.
          (e) Obligations of Lenders Several. The failure of any Lender to make an Advance hereunder shall not relieve any other Lender of its obligation to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such Funding Date.
          (f) Extension of the Conversion Date. The Borrower may, within 60 days, but no later than 45 days, prior to the Conversion Date (or such shorter period, as has been approved by the Lenders), by written notice to each Lender request the extension of the Conversion Date for an additional period of up to 364 days from the date on which the renewal is approved. Each of the Lenders shall make a determination, in its sole discretion and after a full credit review, within 30 days of its receipt of the Borrower’s request, as to whether or not it will agree to extend the Conversion Date; provided, however, that the failure of any Lender to make a timely response to the Borrower’s request for extension of the Conversion Date shall be deemed to constitute a refusal by the Lenders to extend the Conversion Date. The Conversion Date shall only be extended upon the consent of 100% of the Lenders. Any such renewal shall become effective only upon written confirmation to the Borrower by each Lender of its agreement to so renew and upon receipt by each Lender of any fees required to be paid in connection with such renewal, and any such renewal shall be binding upon the Lenders.
          Section 202. Interest Payments on the Notes and Commitment Fee.
          (a) Interest on Notes. Each Note shall bear interest on the unpaid principal balance thereof at a rate per annum equal to the applicable Interest Rate for the applicable Interest Period. Interest on the Notes shall be payable on each Payment Date from amounts on deposit in the Trust Account in accordance with Section 302(a) of this Loan Agreement. Interest shall be calculated on the basis of actual days elapsed in a year consisting of (i) 360 days if the Interest Rate is based on Adjusted LIBOR, or (ii) 365 or 366 days if the Interest Rate is based on the Prime Rate. Subject to the terms of this Loan Agreement relating to the prepayments of the Notes, the principal of, and all accrued interest on, all Notes and all other amounts payable by the Borrower under the Transaction Documents shall be due and payable on the Final Payment Date.
          (b) Overdue Interest. If the Borrower shall default in the payment of the principal of, or interest on, any Note or on any other amount becoming due under this Loan Agreement or any other Transaction Document, the Borrower shall from time to time pay interest on such unpaid amounts, to the extent permitted by applicable law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid. All such overdue interest shall be payable from amounts on deposit in the Trust Account in accordance with Section 302(a) of this Loan Agreement.

Exhibit 10.1
          (c) Determination of LIBOR.
          (i) On each LIBOR Determination Date, the Agent shall determine LIBOR for the next succeeding Interest Period for a period equal to one month on the basis of the offered LIBOR quotations, appearing on Telerate Page 3750 as of 11:00 a.m., London Time, on such LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London Time, on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on that day. The Agent will request the principal London office of each Reference Bank to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Agent at approximately 11:00 a.m. (New York time) on that day for loans in U.S. Dollars to leading European banks for a period of one month commencing on that day.
          (ii) On each LIBOR Determination Date, the Agent shall designate the banks that shall act as the Reference Banks for the succeeding Interest Period. The Agent may conclusively rely and shall be protected in relying upon the offered quotations (whether electronic, written or oral) of the selected Reference Banks.
          (iii) The establishment of LIBOR, and the subsequent calculation of the Interest Rate for each Interest Period by the Agent in the absence of manifest error, shall be final and binding. Promptly upon the determination of LIBOR, the Interest Rate applicable to the Interest Period to which such LIBOR determination relates shall be delivered by facsimile transmission from the Agent to the Borrower, the Manager and the Lenders.
          (d) Commitment Fee. On each Payment Date, the Borrower shall pay to each Lender a fee (the “Commitment Fee”) in an amount equal to the sum for each day during the immediately preceding Interest Period of (x) the Commitment Fee Percentage, (y) a fraction (expressed as percentage) the numerator of which is one and the denominator of which is equal to 360 and (z) the Availability of such Lender on such date. Such Commitment Fee shall be payable from amounts then on deposit in the Trust Account in accordance with Section 302 hereof.
          (e) Maximum Interest Rate. In no event shall the interest charged with respect to any Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to the Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Loan Agreement shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in LIBOR shall not reduce the interest to accrue on such Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect. If the total amount of interest paid or accrued on a Note under the foregoing

Exhibit 10.1
provisions is less than the total amount of interest that would have accrued if the Interest Rate had at all times been in effect, the Borrower agrees to pay to each Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the Interest Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Loan Agreement.
          Section 203. Principal Payments on the Notes.
          (a) Scheduled Principal Amortization of Notes. The Principal Balance of each Class A Note shall be payable on each Payment Date from amounts on deposit in the Trust Account and in accordance with the priority of payments set forth in Section 302(a) hereof in an amount equal to (i) so long as no Early Amortization Event is continuing, the Principal Payment Amount for such Note for such Payment Date, or (ii) if an Early Amortization Event is then continuing, the then Principal Balance of such Note shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of Section 302(a) hereof. On each Payment Date on or after the date on which the Aggregate Class A Principal Balance has been reduced to zero, the Principal Balance of each Class B Note shall be payable from amounts on deposit in the Trust Account to the extent that funds are available for such purpose in accordance with the priority of payments set forth in Section 302(a) hereof. The Principal Balance of each Note, together with all unpaid interest (including all Overdue Interest), fees (including all Commitment Fees), expense, costs and other amounts payable by the Borrower to such Lender pursuant to the terms of the Transaction Documents, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Notes have been accelerated in accordance with Section 802 hereof and (y) the Final Payment Date.
          (b) Voluntary Prepayment of Notes. The Borrower may, from time to time, and upon at least five (5) Business Days’ prior written irrevocable notice to the Agent and each Lender, make an optional prepayment of principal of the Notes, in whole or in part; provided, however, that (i) any partial prepayment of principal shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000), (ii) the Borrower may not utilize any funds on deposit in either the Trust Account (except to the extent that such funds are otherwise distributable to the Borrower in accordance with the provisions of Section 302) or the Restricted Cash Account for such purposes and (iii) no voluntary prepayment of principal shall be made in respect of the Class B Notes unless the then Principal Balance of all Class A Notes then Outstanding is equal to zero (0). The Borrower shall promptly confirm any telephonic notice of prepayment in writing. Any optional prepayment of principal made by the Borrower pursuant to this Section 203(b) shall also include (i) accrued interest to the date of the prepayment on the principal balance being prepaid, (ii) any termination, notional reduction, breakage and other fees and costs assessed by any Eligible Interest Rate Hedge Provider and (iii) if such prepayment is being made on a day other than a Payment Date, any Breakage Costs.
          (c) [Reserved].
          (d) Mandatory Prepayment of Notes Due to Asset Base Deficiency. If the Manager Report delivered on any Determination Date indicates that an Asset Base Deficiency exists, the Borrower shall promptly (but in any event no later than the Payment Date after an

Exhibit 10.1
executive officer of the Borrower or Manager obtains knowledge of such condition) make a mandatory prepayment of (i) first, the Principal Balance of the Class A Notes in an amount equal to the lesser of (x) the amount of such Asset Base Deficiency and (y) the Aggregate Class A Principal Balance and (ii) second, to the extent that any Asset Base Deficiency remains after giving effect to the mandatory prepayment set forth in clause (i) above, an amount equal to the lesser of (x) the remaining amount of such Asset Base Deficiency (after giving effect to the mandatory prepayment set forth in clause (i) above) and (y) the Aggregate Class B Principal Balance. In connection with any prepayment made in accordance with this Section 203(d), the Borrower shall pay (i) accrued interest to the date of prepayment on the principal balance being prepaid, (ii) any Breakage Costs assessed by each Lender and (iii) any termination, notional reduction, breakage or other fees or costs assessed by any Eligible Interest Rate Hedge Provider.
          Section 204. The Notes.
          (a) The Advances made by each Lender shall be evidenced by a grid Note, issued in fully registered form and substantially in the form of Exhibit C attached hereto.
          (b) The Payment Date with respect to the Notes shall be the fifteenth (15th) day of each month, or, if such day is not a Business Day, the immediately preceding Business Day.
          (c) Payments of principal and interest on the Notes shall be payable from funds on deposit in the Trust Account at the times and in the amounts set forth in Article III hereof. All payments of principal and interest on the Notes shall be paid to the Lenders by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (Amsterdam time) on the related Payment Date. Any payments received by a Lender after 11:00 a.m. (Amsterdam time) on any day shall be considered to have been received on the next succeeding Business Day.
          (d) The Notes shall be executed on behalf of the Borrower by the Chairman or any Deputy Chairman or any director of the Borrower. In case any officer of the Borrower whose signature shall appear on the Notes shall cease to be an officer of the Borrower before the delivery of such Notes, such signature or facsimile signature shall nevertheless be valid and sufficient for all purposes.
          Section 205. Mutilated, Destroyed, Lost and Stolen Notes. (a) If (i) any mutilated Note is surrendered to the Borrower, or the Borrower receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Borrower such security or indemnity as the Borrower may require to hold the Borrower and the Agent harmless (the unsecured indemnity of a Lender being deemed satisfactory for such purpose), then the Borrower shall execute and the Borrower shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a replacement Note of the same Class and maturity and of like terms as the mutilated, destroyed, lost or stolen Note; provided, however, that if any such destroyed, lost or stolen Note, but not a mutilated Note, shall have become, or within seven days shall be, due and payable, or shall have been called for redemption, the Borrower may pay such destroyed, lost or stolen Note when so due or payable instead of issuing a replacement Note.

Exhibit 10.1
          (b) If, after the delivery of such replacement Note, or payment of a destroyed, lost or stolen Note pursuant to the proviso to the preceding sentence, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment such original Note, the Borrower and the Agent shall be entitled to recover upon the security or indemnity provided therefore to the extent of any loss, damage, cost or expense incurred by the Borrower or the Agent in connection therewith.
          (c) Any Note issued under the provisions of this Section 205 in lieu of any Note alleged to be destroyed, mutilated, lost or stolen, shall be equally and proportionately entitled to the benefits of this Loan Agreement with all other Notes. The provisions of this Section 205 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
          Section 206. Taxes.
          (a) Any and all payments by the Borrower on the Notes shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, fees, duties, levies, imposts, deductions, charges or withholdings, whatsoever imposed by any Governmental Authority, and all liabilities with respect thereto, excluding, in the case of each Lender and any Person to whom a Lender has sold an assignment or participation interest in the Note owned by such Lender (such Lender and any such person being an “Indemnified Party”), such taxes as are imposed on or measured by each Indemnified Party’s net income by the jurisdiction under the laws of which such Indemnified Party, as the case may be, is organized or maintains an office or transacts business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) In addition, the Borrower shall pay (i) any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement or any other documents related to the issuance of the Notes and (ii) any present or future taxes, withholdings or liabilities relating to the use, possession or leasing of the Containers (hereinafter referred to as “Other Taxes”).
          (c) If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Borrower shall indemnify and hold harmless such Indemnified Party for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 206) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. Payment under this indemnification shall be made within thirty (30) days from the date the Indemnified Party makes written demand therefor. The Indemnified Party, in its discretion also may, but shall not be obligated to, pay such Taxes or Other Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses, except for, in the event the Indemnified Party fails to deliver notice of such assertion of Taxes or Other Taxes to the Borrower within ninety (90) days after it has received notice of such assertion or imposition of Taxes or Other Taxes, any such penalties, interest or expenses which would not have arisen but for the failure of the Indemnified Party to so notify the

Exhibit 10.1
Borrower of such assertion or imposition of Taxes or Other Taxes) as is necessary in order that the net amount received by the Indemnified Party after the payment of such Taxes or Other Taxes (including any Taxes on such additional amount) shall equal the amount the Indemnified Party would have received had not such Taxes or Other Taxes been asserted or imposed. The Indemnified Party shall return to the Borrower the amount of any Taxes or Other Taxes for which it receives a refund, net of any income or other taxes that it will be required to pay as a result of the receipt of such refund.
          (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Indemnified Party, then:
               (i) the sum payable shall be increased as necessary so that after making all required deductions such Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made;
               (ii) the Borrower shall make such deduction or withholding; and
               (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
          (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to each of the Lenders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lenders.
          (f) If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party, the required receipts or other required documentary evidence, the Borrower shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure.
          (g) If the Borrower is required to pay additional amounts to any Indemnified Party pursuant to this Section 206, then such Indemnified Party shall use its reasonable efforts (consistent with legal and regulatory restrictions) to change its Address so as to eliminate any such additional payment by the Indemnified Party which may thereafter accrue if such change in the judgment of such Indemnified Party is not otherwise disadvantageous to such Indemnified Party.
          (h) In addition, if requested by the Borrower in writing within 15 Business Days after receipt of notice from any Indemnified Party of the liability for any Taxes or Other Taxes pursuant to this Section 206, such Indemnified Party shall in good faith diligently contest in the name of the Borrower the validity, applicability and amount of such Taxes or Other Taxes by (x) resisting payment of the Tax or Other Taxes, fee or other charge, (y) not paying the same except under protest, if protest is necessary and proper, or (z) if payment is made, seeking a refund in appropriate administrative or judicial proceedings. Notwithstanding anything to the contrary herein, in no event shall any such contest by such Indemnified Party with respect to the imposition of any Taxes or Other Taxes for which the Borrower is obligated to pay pursuant to this Section 206 be initiated or permitted to continue, unless (i) the Borrower shall have agreed

Exhibit 10.1
in writing to promptly pay, and shall pay to such Indemnified Party within 10 days after request for such payment, on an after-tax basis, any and all expenses associated with such contest (including all out of pocket costs, expenses, reasonable outside legal and accounting fees and disbursements, penalties, fines, additions to tax and interest thereon), (ii) no Event of Default shall have occurred and be continuing, (iii) in the reasonable determination of the Indemnified Party, the action to be taken will not (A) result in any material danger or risk of sale, forfeiture or loss of, or the creation of any Lien on the Collateral or (B) result in the risk of any criminal or non-tax civil penalties, (iv) the Borrower shall have provided at the Borrower’s expense to such Indemnified Party an opinion of independent tax counsel (selected by the Borrower and reasonably acceptable to such Indemnified Party) to the effect that there is a reasonable basis for contesting such Taxes or Other Taxes and (v) the amount of the potential indemnity exceeds $25,000. The Indemnified Party shall from time to time keep the Borrower informed of all aspects of any such proceeding and shall from time to time consult with the Borrower and its counsel with respect to any such proceeding.
          Section 207. Illegality. (a) If an Indemnified Party shall determine that it is unlawful to maintain any investment in any Note at a rate based upon LIBOR, the Borrower shall prepay in full the Principal Balance of the Note of such affected Lender then outstanding, together with interest accrued thereon and any Breakage Costs, either on the last day of the Interest Period thereof if the Indemnified Party may lawfully continue to maintain such investment in any Note at a rate based upon LIBOR to such day, or immediately, if the Indemnified Party may not lawfully continue to maintain such investment in any Note at a rate based upon LIBOR.
          (b) If any Lender shall require the Borrower to prepay any Note immediately as provided in Section 207(a), then concurrently with such prepayment, the Borrower shall issue to the affected Lender and the affected Lender shall purchase, in the amount of such repayment, a loan or note at a rate which, in the sole discretion of the affected Lender, reflects an index based on the Prime Rate.
          (c) Before giving any notice to the Borrower pursuant to this Section, the affected Lender shall designate a different Address with respect to its LIBOR Notes if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
          Section 208. Increased Costs. If any Indemnified Party shall determine that, due to either (a) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of LIBOR) in or in the interpretation of any law or requirement of law or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Indemnified Party of agreeing to maintain their investment in any Note at a rate of interest based upon LIBOR, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Indemnified Party, pay to such Indemnified Party such additional amounts as are sufficient to compensate such Indemnified Party for such increased costs.

Exhibit 10.1
          Section 209. Inability to Determine Rates. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to maintain their investment in any Note at a rate of interest based upon LIBOR hereunder shall be suspended until the Agent, upon the instruction of the Majority Lenders, revokes such notice in writing. During such period of suspension, the Borrower shall issue and the Lenders shall purchase a note at a rate described in the last clause of Section 207(b) hereof.
          Section 210. Capital Requirements. If any Indemnified Party shall determine that any change after the Original Closing Date in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or the adoption after the Original Closing Date of any other law or requirement of law regarding capital adequacy, or any change after the Original Closing Date in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or compliance by any Indemnified Party (or any Address of the Indemnified Party) or the Indemnified Party’s holding company with any request or directive regarding capital adequacy of any such Governmental Authority, has or would have the effect of reducing the rate of return on the Indemnified Party’s capital or on the capital of the Indemnified Party’s holding company, if any, as a consequence of maintaining its investment in a Note at a rate of interest based upon LIBOR to a level below that which the Indemnified Party or the Indemnified Party’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Indemnified Party’s policies and the policies of the Indemnified Party’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Indemnified Party to be material, then, upon written demand by the Indemnified Party, the Borrower shall pay to the Indemnified Party, from time to time such additional amount or amounts as will compensate the Indemnified Party or the Indemnified Party’s holding company for any such reduction suffered. Without affecting its rights under this Section 210 or any other provision of this Loan Agreement, the Indemnified Party agrees that if there is any increase in any cost to or reduction in any amount receivable by the Indemnified Party with respect to which the Borrower would be obligated to compensate the Indemnified Party pursuant to this Section 210, the Indemnified Party shall use reasonable efforts to select an alternative Address which would not result in any such increase in any cost to or reduction in any amount receivable by the Indemnified Party; provided, however, that the Indemnified Party shall not be obligated to select an alternative lending office if the Indemnified Party determines that (i) as a result of such selection the Indemnified Party would be in violation of any applicable law, or would incur material, additional costs or expenses, or (ii) such selection would be unavailable for regulatory reasons.
          Section 211. Place and Time of Payment. All payments to be made by the Borrower hereunder (including payments with respect to the Notes) shall be made without set-off or counterclaim and shall be made in immediately available funds by the Borrower to the Agent for the account of the Lenders in accordance with their Pro Rata share. All such payments shall be made to the Agent prior to 11:00 a.m., Amsterdam time, on the date due, by deposit in the Trust Account or at such other place as may be designated by the Agent to the Borrower in

Exhibit 10.1
writing. Any payments received after 11:00 a.m., Amsterdam time, shall be deemed received on the next Business Day. The Agent shall promptly remit to each Lender in the same type of funds as payment was received, each Lender’s share according to its respective interest of all such payments received by the Agent for the account of such Lender. Whenever any Payment Date is stated to be due on a date other than a Business Day, such payment may be made on the immediately preceding Business Day.
          Section 212. Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, under the other Transaction Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that to the extent permitted by law any Person purchasing a participation in the Loans and Commitments hereunder may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by the Borrower to the Lender.
          Section 213. Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, setoff, banker’s lien, counterclaim or otherwise) on account of principal of, or interest on, a Class of Notes owned by such Lender in excess of its Pro Rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Notes of the same Class, such Lender shall purchase from the other Lenders then owning Notes of the same Class such participation interest as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery Pro Rata with each of them; provided, however, that if all, or any portion of, the excess payment or other recovery is thereafter recovered, from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that the Lender so purchasing a participation from the other Lenders under this Section 213 may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Exhibit 10.1
ARTICLE III
PAYMENT OF NOTES; STATEMENTS TO LENDERS
          Section 301. Trust Account. On or prior to the Original Closing Date, the Borrower established the Trust Account with, and in the name of, the Agent, for the benefit of the Lenders. The Trust Account has been and shall be under the “control” (as defined in the UCC) of the Agent for the benefit of the Lenders. The Borrower has caused and shall cause the Manager to deposit in the Trust Account all Net Container Revenues at the times set forth in Section 6.1 of the Management Agreement. The Borrower has not established and shall not establish any additional accounts, other than the Restricted Cash Account, or change the location of the Trust Account or the Restricted Cash Account, without the prior written consent of the Agent in each instance.
          Section 302. Distributions from the Trust Account. (a) On each Payment Date, the Agent, based on the Manager Report, shall distribute an amount equal to the sum of (1) all amounts on deposit in the Trust Account as of the last day of the related Collection Period, (2) payments received by the Borrower pursuant to an Interest Rate Hedge Agreement and (3) any earnings on investments in the Trust Account pursuant to Section 303 of this Loan Agreement (the sum of (1), (2) and (3), the “Distributable Cash Flow”), to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:
(1)	to each indenture trustee, if any, all applicable fees and expenses of such indenture trustee then due and payable;

(2)	to the Manager by wire transfer of immediately available funds, an amount equal to the sum of (x) Management Fee Arrearage and (y) Management Fee;

(3)	if no Early Amortization Event or Event of Default is continuing, to each Eligible Interest Rate Hedge Provider, any payments (other than termination payments) owing by the Borrower pursuant to all Interest Rate Hedge Agreements then in effect;

(4)	on the Payment Dates occuring in the months of March, June, September and December, to the Agent, by wire transfer of immediately available funds, the amount of the product of (x) one quarter and (y) the sum of (i) twenty-five thousand Dollars ($25,000) and (ii) any other fees and expenses of the Agent then due and payable;

(5)	to such Persons as the Manager shall direct the amount of any Borrower Expenses then due and payable that have not been paid by the Manager in accordance with the terms of the Management Agreement;

Exhibit 10.1
(6)	to each Lender for the Class A Notes, on a Pro Rata basis, by wire transfer of immediately available funds (to the account that the Lender has designated to the Agent in writing on or prior to the Business Day immediately preceding such Payment Date), an amount equal to the sum of (A) the sum of (x) the Interest Payment for the Class A Notes and (y) Interest Arrearage for the Class A Notes, if any, and (B) the sum of (x) the Commitment Fees for the Class A Notes then owing and (y) any unpaid Commitment Fees for the Class A Notes from all prior Payment Dates;

(7)	to each Lender for the Class B Notes, on a Pro Rata basis, by wire transfer of immediately available funds (to the account that the Lender has designated to the Agent in writing on or prior to the Business Day immediately preceding such Payment Date), an amount equal to the sum of (A) the sum of (x) the Interest Payment for the Class B Notes and (y) Interest Arrearage for the Class B Notes, if any, and (B) the sum of (x) the Commitment Fees for the Class B Notes then owing and (y) any unpaid Commitment Fees for the Class B Notes from all prior Payment Dates;

(8)	to the Restricted Cash Account, an amount necessary to increase the balance thereof (calculated after giving effect to any deposits on such Payment Date) to the Restricted Cash Account Requirement;

(9)	one of the following amounts:
     (1) if no Early Amortization Event is then continuing, to each Lender for the Class A Notes, on a Pro Rata basis, an amount equal to the sum of (i) the Principal Payment Amount for the Class A Notes for such Payment Date and (ii) if an Asset Base Deficiency exists after giving effect to the payment described in clause (i), any prepayment required with respect to the Class A Notes pursuant to the provisions of Section 203(d); or
     (2) if an Early Amortization Event is then continuing, any remaining Distributable Cash Flow shall be paid as follows: (a) first, on a Pro Rata and pari passu basis, (i) to each Eligible Interest Rate Hedge Provider (regardless of whether such Person then qualifies as an Eligible Interest Rate Hedge Provider), any payments (excluding any termination payments) owing by the Borrower pursuant to all Interest Rate Hedge Agreements then in effect, and (ii) to each Lender for the Class A Notes, in repayment of principal of the Class A Notes until the Aggregate Class A Note Principal Balance has been reduced to zero, and (b) second, upon repayment in full of all amounts owing pursuant to clause first, to each Lender for the Class B Notes, on a Pro Rata basis, in repayment of

Exhibit 10.1
principal of the Class B Notes until the Aggregate Class B Principal Balance is reduced to zero;
(10)	if no Early Amortization Event is then continuing and the Aggregate Class A Principal Balance has been reduced to zero, any remaining Distributable Cash Flow will be paid to each Lender for the Class B Notes, on a Pro Rata basis, an amount equal to the sum of (i) any prepayment required with respect to the Class B Notes pursuant to the provisions of Section 203(d) and (ii) in repayment of principal balance of the Class B Notes until the Aggregate Class B Principal Balance is reduced to zero;

(11)	to each Lender, any Overdue Interest, Other Taxes or indemnification payments (including any amounts payable pursuant to Section 208 and Section 210 hereof) then due and payable;

(12)	to each Eligible Interest Rate Hedge Provider (regardless of whether such Person then qualifies as an Eligible Interest Rate Hedge Provider), any termination payments owing under all Interest Rate Hedge Agreement then in effect;

(13)	to the Manager, any Disposition Fees then due and payable;

(14)	to the Manager, any indemnification payments owing by the Borrower to the Manager pursuant to Section 18 of the Management Agreement;

(15)	to the Borrower or its designee, any remaining Distributable Cash Flow.
          (b) If the amounts to be distributed on any Payment Date are not sufficient to make payment in full to the Lenders with respect to any of clauses described in Section 302(a) above, then payments to Lenders pursuant to any such clause will be allocated among such Lenders on a pro rata basis based on the amount payable to each such Lender pursuant to each such clause.
          Section 303. Investment of Monies Held in the Trust Account and Restricted Cash Account. The Agent shall invest any cash deposited in the Trust Account and the Restricted Cash Account in Eligible Investments. Each Eligible Investment (including reinvestment of the income and proceeds of Eligible Investments) shall, if uncertificated, be registered in the name of the Agent for the benefit of the Lenders or if certificated be delivered to the Agent, and be held to its maturity and shall mature not later than the Business Day immediately preceding the next succeeding Payment Date. Any earnings on Eligible Investments in the Trust Account and the Restricted Cash Account shall be retained in each such account and be distributed in accordance with the terms of this Loan Agreement.

Exhibit 10.1
          Section 304. Reports to Lenders. (a) By January 31 of each calendar year following any year during which the Notes are outstanding, commencing January 31, 2003, the Agent will, to the extent such information is received from the Manager, furnish to each Lender of record at any time during such preceding calendar year, a statement setting forth the aggregate amount of principal and interest paid to such Lender during the preceding calendar year.
          (b) The Agent shall promptly upon request furnish to each Lender a copy of all reports, financial statements and notices received by the Agent, pursuant to the terms of the Purchase Agreement or the Management Agreement.
          Section 305. Records. The Agent shall cause to be kept and maintained adequate records pertaining to the Trust Account and Restricted Cash Account and all disbursements therefrom. The Agent shall file at least monthly an accounting thereof in the form of a trust statement with the Borrower and the Manager.
          Section 306. Restricted Cash Account. (a) On or prior to the Original Closing Date, the Borrower established the Restricted Cash Account with, and in the name of the Agent for the benefit of the Lenders. The Restricted Cash Account has been and shall be under the “control” (as defined in the UCC) of the Agent for the benefit of the Lenders. The Borrower has not established and shall not establish any additional restricted cash account or change the location of the Restricted Cash Account without the prior written consent of the Agent in each instance.
          (b) On each Payment Date, the Borrower shall deposit funds into the Restricted Cash Account in accordance with the provisions of Section 302(a) hereof.
          (c) So long as a Manager Default shall have occurred and be continuing, the Agent shall be entitled to withdraw funds from the Restricted Cash Account in order to pay any and all costs incurred by the Agent or any Lender in connection with the selection and qualification of a replacement manager, including, without limitation, any inducement fee payable to such replacement manager, and any transition costs incurred in connection with the qualification of the replacement manager including any implementation testing.
          (d) Upon repayment in full of all Outstanding Obligations, all amounts then remaining in the Restricted Cash Account shall be remitted to the Borrower.
ARTICLE IV
[RESERVED]
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          To induce the Lenders to enter into this Loan Agreement and make Advances from time to time hereunder, the Borrower hereby represents and warrants to the Agent and the Lenders that:

Exhibit 10.1
          Section 501. Existence. Borrower is a company duly organized, validly existing and in good standing under the laws of Bermuda. Borrower is in good standing and is duly qualified to do business in each state or county where the nature of its activities or properties require such qualification, except to the extent that the failure to be so qualified, licensed or approved would not, in the aggregate, materially and adversely affect the ability of (i) the Borrower to perform its obligations under and comply with the terms of this Loan Agreement or any other Transaction Document to which it is a party or (ii) the Agent to enforce its security interest in the Collateral.
          Section 502. Authorization. Borrower has the power and is duly authorized to execute and deliver this Loan Agreement and the other Transaction Documents to which is a party; and Borrower is authorized to perform its obligations under this Loan Agreement and the other Transaction Documents. The execution, delivery and performance by Borrower of this Loan Agreement and the other Transaction Documents to which it is a party do not and will not require any consent or approval of any Governmental Authority, stockholder or any other Person which has not already been obtained.
          Section 503. No Conflict; Legal Compliance. The execution, delivery and performance of this Agreement and each of the other Transaction Documents and the execution, delivery and payment of the Notes will not: (a) contravene any provision of Borrower’s memorandum of association or bye-laws or other organizational documents; (b) contravene, conflict with or violate any applicable law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under this Loan Agreement or other loan or credit agreement, or other agreement or instrument to which Borrower is a party or by which Borrower, its property or its assets may be bound or affected in each case that would adversely affect the Borrower’s ability to consummate the transactions contemplated hereby. Borrower is not in violation or breach of or default under (i) any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award except to the extent that such violation would not materially and adversely affect the ability of the Borrower to perform its obligations under and comply with the terms of the Supplement or any other Transaction Document to which it is a party or (ii) any material contract, agreement, lease, license or other instrument to which it is a party.
          Section 504. Validity and Binding. This Loan Agreement is, and other Transaction Document to which Borrower is a party, when duly executed and delivered, will be, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies. None of the Purchase Agreement, the CFB Purchase Agreement, the CCCL Purchase Agreement, the Security Agreement, each Interest Rate Hedge Agreement and the Commitment Fee Letter, dated as of September 18, 2002, between the Borrower and the Agent, have been supplemented, amended or otherwise modified since the Original Closing Date.
          Section 505. Executive Offices. The current location of Borrower’s registered office and its only “place of business” (within the meaning of Section 9-307 of the UCC) is located at Clarendon House, Church Street, Hamilton HM 11 Bermuda, Attn: Secretary,

Exhibit 10.1
Telephone: 441 295-1422, Telefax: 441 292-4720. The books and records (including those regarding the Collateral) of the Borrower are maintained at Clarendon House, Church Street, Hamilton HM 11 Bermuda. The Borrower does not have or transact business under any trade names or other names.
          Section 506. No Agreements or Contracts. The Borrower has not transacted any business on or prior to the Restatement Date, except as contemplated by the Transaction Documents. The Borrower is not and has not been a party to any contract or agreement (whether written or oral), other than the Transaction Documents.
          Section 507. Consents and Approval. Except for any approval, authorization or consent to be obtained on or prior to the Restatement Date, no approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Borrower under any material agreement, contract, lease or license or similar document or instrument to which Borrower is a party or by which Borrower is bound, is required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Transaction Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Transaction Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.
          Section 508. Margin Regulations. Borrower does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Advances will be used only for the purposes contemplated hereunder. None of the proceeds of the Advances will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meaning of Regulations T, U and X. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.
          Section 509. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by Borrower have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Borrower is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP. Borrower has paid when due and payable all material charges upon the books of Borrower and no Government Authority has asserted any Lien against Borrower with respect to unpaid Taxes or Other Taxes.
          Section 510. Other Regulations. Borrower is not: (a) a “public utility company” or a “holding company,” or an “affiliate” or a “Subsidiary company” of a “holding company,” or an “affiliate” of such a “Subsidiary company,” as such terms are defined in the United States Public Utility Holding Company Act of 1936, as amended, or (b) an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment

Exhibit 10.1
company,” as such terms are defined in the United States Investment Company Act of 1940, as amended. The application of the proceeds and repayment of the Notes by Borrower and the performance of the transactions contemplated by this Loan Agreement and the Transaction Documents will not violate any provision of the United States Investment Company Act or the United States Public Utility Holding Company Act, or any rule, regulation or order issued by the SEC thereunder.
          Section 511. Solvency. Borrower is Solvent before and after giving effect to the transactions contemplated by this Loan Agreement.
          Section 512. Survival of Representations and Warranties. Except as otherwise provided in this Section 512, the representations and warranties of each party hereto shall remain operative and in full force and effect so long as any of the Notes shall be Outstanding. The representations and warranties in this Loan Agreement shall terminate upon the payment and performance in full of the Outstanding Obligations.
          Section 513. No Default. No Event of Default, Potential Event of Default, Manager Default or event or condition that with the giving of notice or the passage of time or both would become a Manager Default has occurred and is continuing.
          Section 514. Litigation and Contingent Liabilities. No claims, litigation, arbitration proceedings or governmental proceedings by any Governmental Authority are pending or threatened against or are affecting Borrower the results of which might interfere with the consummation of any of the transactions contemplated by this Loan Agreement or any document issued or delivered in connection herewith.
          Section 515. Title; Liens. Borrower has good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for Permitted Liens.
          Section 516. Subsidiaries. At all times on or prior to the Restatement Date, the Borrower has had no subsidiaries.
          Section 517. No Partnership. Borrower is not a partner or joint venturer in any partnership or joint venture.
          Section 518. Pension and Welfare Plans. The Borrower does not maintain any Plan.
          Section 519. Ownership of Borrower. On the Restatement Date, each of Cronos Equipment (Bermuda) Limited and MeesPierson Transport & Logistics Holding BV owns 50% of the Common Shares of the Borrower, which in aggregate represent 100% of total authorized and issued share capital of the Borrower.
          Section 520. Security Interest Representations. (a) The Security Agreement and the other Transaction Documents create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Agent, for the benefit of the Lender and any Eligible Interest Rate Hedge Provider, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Borrower.

Exhibit 10.1
          (b) The Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC. The Trust Account and the Restricted Cash Account constitute “securities accounts” within the meaning of the UCC. The Borrower’s contractual rights under any Interest Rate Hedge Agreements, the Purchase Agreement, the Members Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.
          (c) The Borrower owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Liens.
          (d) The Borrower has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Agent, on behalf of the Lender and each Eligible Interest Rate Hedge Provider. All financing statements filed against the Borrower in favor of the Agent in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Agent.”
          (e) Other than the security interest granted to the Agent pursuant to the Security Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Transaction Documents. The Borrower has not authorized the filing of, and is not aware of, any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Agent in the Security Agreement or (ii) that has been terminated. The Borrower is not aware of any judgment or tax lien filings against the Borrower.
          (f) The Borrower has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Containers, on behalf of, and for the benefit of, the Agent. None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person.
          (g) The Borrower has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Agent of its interest and rights in such Collateral.
          (h) The Borrower has taken all steps necessary to cause Fortis Bank (Nederland) N.V. (in its capacity as securities intermediary) to identify in its records the Agent as the Person having a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC) in each of the Trust Account and the Restricted Cash Account, and for the purposes of the UCC, New York shall be deemed to be the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).

Exhibit 10.1
          (i) The Trust Account and the Restricted Cash Account are not in the name of any Person other than the Agent. The Borrower has not consented to Fortis Bank (Nederland) N.V. (as the securities intermediary of the Trust Account and the Restricted Cash Account) to comply with entitlement orders of any Person other than the Agent.
          (j) No creditor of the Borrower (other than (x) with respect to the Containers, the related Lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.
ARTICLE VI
COVENANTS
          For so long as any Obligation of the Borrower under this Loan Agreement or any other Transaction Document is outstanding, the Borrower shall observe each of the following covenants:
          Section 601. Payment of Principal and Interest; Payment of Taxes. (a) The Borrower will duly and punctually pay the principal of and interest on the Notes in accordance with the terms of the Notes and this Loan Agreement.
          (b) Subject to the availability of funds therefor under Article III, the Borrower will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, of every kind and nature, and all other governmental charges levied or imposed upon the Borrower or (to the extent payable by the Borrower) upon the income, profits or property (including the Collateral or any part thereof) of the Borrower and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Borrower; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which the Borrower maintains adequate reserves and in no event shall any such contest result in an actual forfeiture of any portion of the Collateral. The Borrower will deliver to the Agent receipts evidencing the payment of all such taxes, assessments, levies, fees, rents and other public charges imposed upon or assessed against the Borrower or the Collateral.
          Section 602. Maintenance of Office. The registered office of the Borrower and its only “place of business” (within the meaning of Section 9-307 of the revised UCC) is located at Clarendon House, Church Street, Hamilton HM 11, Bermuda. The Borrower shall not establish a new location for its “place of business” (within the meaning of Section 9-307 of the UCC) registered office unless (i) it shall have given to the Agent not less than thirty (30) days’ prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Agent may reasonably request, and (ii) with respect to such new location, it shall have taken at its own cost all action necessary so that such change of location does not impair the security interest of the Agent in the Collateral, or the perfection of the sale or contribution of the Containers to the Borrower, and shall have delivered to the Agent copies of all filings required in connection therewith.

Exhibit 10.1
          Section 603. Existence. The Borrower will keep in full effect its existence, rights and franchises as a company under the laws of Bermuda, and will obtain and preserve its qualification as a foreign company in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Loan Agreement and the Notes.
          Section 604. Protection of Collateral. The Borrower will from time to time execute and deliver all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will, upon the reasonable request of the Manager or the Agent, take such other action necessary or advisable to:
          (a) grant more effectively the security interest in all or any portion of the Collateral;
          (b) maintain or preserve the Lien of the Agent in the Collateral (and the priority thereof) or carry out more effectively the purposes hereof;
          (c) perfect, publish notice of, or protect the validity of the security interest in the Collateral created pursuant to the Security Agreement and the other Transaction Documents;
          (d) enforce any of the items of the Collateral;
          (e) preserve and defend its right, title and interest to the Collateral and the rights of the Agent in such Collateral against the claims of all Persons (other than the Lenders or any Person claiming through the Lenders);
          (f) pay any and all taxes levied or assesed upon all or any portion of the Collateral; or
          (g) pay any and all fees, taxes and other charges payable in connection with the registration of the Security Agreement with the Office of the Registrar of Companies of Bermuda.
          Section 605. Performance of Obligations. The Borrower will not take, or fail to take, any action, and will use its best efforts not to permit any action to be taken by others, which would release any Person from any of such Persons covenants or obligations under any agreement or instrument included in the Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument.
          Section 606. Negative Covenants. The Borrower will not:
          (a) sell, transfer, exchange or otherwise dispose of any of the Collateral, except in connection with a sale in accordance with the provisions of to Section 612 hereof, Section 8.14 of the Members Agreement or with respect to required repurchases of non-conforming Containers, pursuant to the Purchase Agreement or the Members Agreement;

Exhibit 10.1
          (b) claim any credit on, make any deduction from the principal, premium, if any, or interest payable in respect of the Notes (other than amounts properly withheld from such payments under any Applicable Law) or assert any claim against any present or former Lender by reason of the payment of any taxes levied or assessed upon any of the Collateral;
          (c) (i) permit the validity or effectiveness of this Loan Agreement to be impaired, or (ii) permit the Lien of this Loan Agreement with respect to the Collateral to be subordinated, terminated or discharged, except as permitted in accordance with Section 404 or Article VII hereof, or (iii) permit any Person to be released from any covenants or obligations with respect to such Collateral, except as may be expressly permitted by the Management Agreement;
          (d) permit the Lien of the Agent, on behalf of the Lenders, not to constitute a valid first priority perfected Lien in the Collateral;
          (e) transact any business within the United States of America; provided, however, that the Borrower may lease one or more of the Containers to a Person located or operating in the United States of America; or
          (f) amend any Transaction Document without the prior written consent of the Agent and each Lender in each instance.
          Section 607. Non-Consolidation of Borrower. The Borrower shall (i) maintain its books and records separate from the books and records of any other entity, (ii) maintain separate bank accounts, (iii) not commingle its funds with those of any other Person, (iv) not engage in any action that would cause the separate legal identity of the Borrower not to be respected, including, without limitation (a) holding itself out as being liable for the debts of any other Person or (b) acting other than through its duly authorized representatives or agents, (v) maintain a separate office from that of its members, and (vi) conduct all of its business correspondence in Borrower’s own name.
          Section 608. No Bankruptcy Petition. The Borrower shall not (i) commence any case, proceeding or other action under any existing or future bankruptcy, insolvency or similar law seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (iii) make a general assignment for the benefit of creditors, or (iv) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.
          Section 609. Liens. The Borrower shall not contract for, create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens.
          Section 610. Other Debt. The Borrower shall not contract for, create, incur, assume or suffer to exist any indebtedness other than (i) the Notes issued pursuant to this Loan Agreement, (ii) any indebtedness incurred pursuant to any Interest Rate Hedge Agreement required pursuant to Section 626 hereof, and (iii) trade payables and expense accruals incurred in

Exhibit 10.1
the ordinary course and which are incidental to the purposes permitted pursuant to Section 616 hereof.
          Section 611. Guarantees, Loans, Advances and Other Liabilities. The Borrower will not make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.
          Section 612. Consolidation, Amalgamation, Merger and Sale of Assets. (a) The Borrower shall not consolidate with, amalgamate or merge with or into any other Person or convey or transfer to any Person all or any part of the Collateral, except for (A) (i) any such conveyance or transfer contemplated in this Loan Agreement and (ii) any sale of a Container made in accordance with the provisions of the Management Agreement or with respect to required repurchases of non-conforming Containers, the Purchase Agreement or the Members Agreement or (B) with the prior written consent of the Agent and the Majority Lenders.
          (b) The obligations of the Borrower hereunder shall not be assignable nor shall any Person succeed to the obligations of the Borrower hereunder except in each case in accordance with the provisions of this Loan Agreement.
          Section 613. Other Agreements. The Borrower will not after the date of the issuance of the Notes enter into or become a party to any agreements or instruments other than this Loan Agreement, the Purchase Agreement, any Interest Rate Hedge Agreement required or permitted pursuant to Section 626 hereof or any other agreement(s) contemplated by this Loan Agreement or the other Transaction Documents, including, without limitation, any agreement(s) for disposition of the Collateral permitted by Section 612 hereof, Section 8.14 of the Members Agreement or with respect to required repurchases of non-conforming Containers, pursuant to the Purchase Agreement or the Members Agreement, and any agreement(s) for the sale or re-lease of a Container made in accordance with the provisions of the Purchase Agreement. In addition, the Borrower will not amend, modify or waive any provision of the Purchase Agreement or give any approval or consent or permission provided for therein without the prior written consent of the requisite Persons set forth in the Purchase Agreement.
          Section 614. Charter Documents. The Borrower will not amend or modify its Memorandum of Association or bye-laws, without, in each instance, (i) the affirmative vote of seventy percent (70%) of the directors and members of the Borrower and (ii) the prior written consent of the Agent and the Majority Lenders.
          Section 615. Capital Expenditures. The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for any acquisition of Containers made in accordance with the terms of the Management Agreement and the Members Agreement.

Exhibit 10.1
          Section 616. Permitted Activities. The Borrower will not engage in any activity or enter into any transaction except as permitted under its Memorandum of Association or Bye-laws as in effect on the date on which this Loan Agreement is executed.
          Section 617. Investment Company Act. The Borrower will conduct its operations, and will cause the Manager to conduct the Borrower’s operations, in a manner which will not subject it to registration as an “investment company” under the United States Investment Company Act of 1940, as amended.
          Section 618. Payments of Collateral. If the Borrower shall receive from any Person any payments with respect to the Collateral (to the extent such Collateral has not been released from the Lien of the Security Agreement), the Borrower shall receive such payment in trust for the Agent, as secured party hereunder, and subject to the Agent’s security interest and shall immediately deposit such payment in the Trust Account.
          Section 619. Notices. The Borrower will notify the Agent in writing of any of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
          (a) Default. The occurrence of an Event of Default or a Potential Event of Default;
          (b) Litigation. The institution of any litigation, arbitration proceeding or proceeding before any Governmental Authority which might have or result in a Material Adverse Change;
          (c) Material Adverse Change. The occurrence of a Material Adverse Change; and
          (d) Other Events. The occurrence of such other events as the Agent or any Lender may from time to time specify.
          Section 620. Books and Records. The Borrower shall, and shall cause the Manager to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
          Section 621. Taxes. The Borrower shall, or shall cause the Manager to, pay when due, all of its taxes, unless and only to the extent that Borrower is contesting such taxes in good faith and by appropriate proceedings and Borrower has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.
          Section 622. Subsidiaries. The Borrower shall not create any Subsidiaries.
          Section 623. Investments. The Borrower shall not make or permit to exist any Investment in any Person except for Investments in Eligible Investments made in accordance with the terms of this Loan Agreement.

Exhibit 10.1
          Section 624. Use of Proceeds. The Borrower shall use the proceeds of the Notes only for the purchase of Containers and other general corporate purposes; provided, however, that no such proceeds shall be used for the payment dividends or distributions to its members until (i) the declaration and payment of a dividend from such proceeds is permitted by Borrower’s Memorandum of Association, and (ii) the declaration and payment of a dividend by Borrower to its members from proceeds of the Notes is approved in writing by the Agent and by all of the Lenders. Until both such conditions are satisfied, this Agreement shall be deemed not to be effective to permit any Advance for the purposes of the payment of any dividend by the Borrower to its members from proceeds of the Notes. In addition, Borrower shall not permit any proceeds of the Notes to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and shall furnish to each Bank, upon its request, a statement in conformity with the requirements of Regulation U.
          Section 625. Managerial Reports. On or prior to each Determination Date, the Borrower shall deliver (or cause the Manager to deliver) to the Agent each of the following: (i) an Asset Base Certificate as of the most recent Collection Period Date; (ii) a Manager Report for the related Collection Period, (iii) a Monthly Lease Report (as defined in Section 7.13 of the Management Agreement) and (iv) any other reports required to be delivered on such date in accordance with the terms of the Management Agreement. The Agent shall promptly deliver to each Lender copies of all such reports received pursuant to this Section 625.
          Section 626. Interest Rate Hedge Agreements. (a) The Borrower shall enter into and maintain on or prior to January 31, 2003 and, upon any subsequent acquisition of Containers, within thirty (30) days thereafter, Interest Rate Hedge Agreements, with one or more Eligible Interest Rate Hedge Provider(s) having aggregate notional principal balances of not less than seventy-five percent (75%), and not more than hundred percent (100%), of Advances allocated (on a Net Book Value basis) to (i) Eligible Containers subject to Finance Leases and (ii) Eligible Containers subject to Term Leases with a then expiry date of longer than one (1) year. Such Interest Rate Hedge Agreements shall protect the Borrower from fluctuations in interest rates which would increase the interest payments of the Borrower on Notes issued under this Loan Agreement; provided, however, this provision shall not require the Borrower to enter into any Interest Rate Hedge Agreement having an original notional value of less than Five Million Dollars ($5,000,000). All Eligible Interest Rate Hedge Providers shall be required to enter into agreements not to commence any case, proceeding or other action under any existing or future insolvency law seeking to have an order for relief entered with respect to the Borrower.
          (b) All payments received from an Eligible Interest Rate Hedge Provider shall be deposited by the Borrower directly into the Trust Account.
          Section 627. Financial Statements And Other Reports. Furnish (or cause to be furnished) to the Agent (and the Agent shall promptly deliver to each Lender copies of each of the following that it shall from time to time receive):
          (a) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of each of the Borrower

Exhibit 10.1
and the Manager, a copy of the annual audited financial statements of each of the Borrower and the Manager, accompanied by an unqualified opinion of the Independent Accountants;
          (b) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after each quarter of each fiscal year of the Borrower and the Manager, a copy of the quarterly financial statements of the Borrower and the Manager for each of the first three quarters of each fiscal year, prepared on a year to date basis signed by its chief financial officer and consisting of at least a balance sheet as at the close of such quarter and statements of earnings and statements of cash flow for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, and subject to year-end adjustments and omission of footnotes;
          (c) Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a certificate setting forth the calculation of the various financial covenants and numerical performance tests set forth in the Loan Documents;
          (d) Requested Information. Promptly from time to time, such other reports or information as the Bank may reasonably request.
          Section 628. Maintenance Of The Collateral. Borrower shall maintain at its expense, or cause the Manager to maintain, each item of Collateral in good order and in safe operating condition in accordance with the manufacturer’s specifications therefor and in accordance with international conventions regarding Containers.
          Section 629. Insurance. Borrower shall insure, at its expense, or cause the Manager to insure, the Containers against risks for physical damage, total loss and claims by third parties for damages. The coverages to be provided under policy with a reputable insurer to be in accordance with industry practice in terms of amount, risks and deductibles.
          Section 630. Non-Consolidation Matters.
          The Borrower shall:
(a)	not engage in any business unrelated to the ownership and financing, leasing, use and operation of the Containers;

(b)	not have any assets other than those related to the Containers;

(c)	do all things necessary to preserve its existence;

(d)	maintain its accounts, books and records separate from any other Person;

(e)	maintain its books, records, resolutions and agreements as official records;

(f)	not commingle its funds or assets with those of any other Person;

Exhibit 10.1
(g)	hold its assets in its own name and maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(h)	conduct its business in its name;

(i)	maintain its books, records, financial statements, accounting records, bank accounts and other entity documents separate from any other Person, and file its own tax returns;

(j)	pay its own liabilities out of its own funds and assets;

(k)	observe all corporate formalities;

(l)	maintain an arms-length relationship with its Affiliates;

(m)	not have or assume any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than as expressly permitted under the Transaction Documents;

(n)	not assume or guaranty or become obligated for the debts of any other Person nor hold itself out to be responsible for the debts or obligations of any other Person;

(o)	not acquire obligations or securities of its member, beneficial owners or its Affiliates;

(p)	remain solvent, pay debts and liabilities as they become due and allocate fairly and reasonably shared expenses, including, without limitation, shared office space;

(q)	not pledge its assets for the benefit of any other Person, except pursuant to the Transaction Documents;

(r)	hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(s)	maintain and utilize separate stationary, invoices and checks;

(t)	not make loans or advances to any other Person;

(u)	not identify its member, beneficial owners or any of its Affiliates as a division or part of it;

(v)	not enter into or be a party to any transaction, contract or agreement with its member, beneficial owners or its Affiliates other than as contemplated in the Transaction Documents, except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable

Exhibit 10.1
to it than would be obtained in a comparable arms-length transaction with an unrelated third party;

(w)	pay the salaries of its own employees from its own funds;

(x)	maintain adequate capital for the normal obligations reasonably foreseeable in its contemplated business and in light of its contemplated business operations;

(y)	not guarantee any obligation of any Person, including any Affiliate (except as permitted by the Transaction Documents);

(z)	not engage, directly or indirectly, in any business other than that arising out of the ownership and leasing of the Containers and the issuance of the Indebtedness or the actions required or permitted to be performed under the Transaction Documents;

(aa)	not incur, create or assume any indebtedness other than the indebtedness incurred by the Borrower in accordance with the Transaction Documents;

(bb)	not to the fullest extent permitted by law, engage in any dissolution, liquidation, conversion, domestication (including transfer and continuance), amalgamation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Transaction Documents; and

(cc)	not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).
          Section 631. Purchase Parameters. The Borrower shall not amend the Purchase Parameters without the prior written consent of the Agent in each instance.
          Section 632. Inspection of Books and Records. Upon reasonable request, Borrower shall make available, and cause the Manager to make available (and cause any of the Manager’s Affiliates engaged in the management of the Managed Containers to be made available), to the Agent and each Lender, for inspection and copying, its books, records and reports relating to the Managed Containers and copies of all Leases or other documents relating thereto. Such inspections shall be conducted during normal business hours and shall not unreasonably disrupt Borrower’s or Manager’s, as the case may be, business. Borrower shall grant, and cause the Manager to grant, the Agent and each Lender access to Borrower’s or Manager’s, as the case may be, computer systems and data contained therein, but not copies of the software itself. The Agent and each Lender shall have the right, upon reasonable request, to inspect the Managed Containers at any time, upon reasonable notice and to the extent Borrower or Manager has access thereto, subject to the Leases, and provided such inspection does not interfere with utilization of the Managed Containers in the ordinary course of business.
          Section 633. Inspection of Containers. Upon reasonable request, the Borrower shall permit, and shall cause the Manager to permit, the Agent or any Lenter or their respective

Exhibit 10.1
authorized representatives at any reasonable time to inspect the Containers and/or the Borrower’s or the Manager’s, as the case may be, books and records relating thereto.
          Section 634. Legal Compliance. Borrower will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Collateral or any part thereof; provided that, that Borrower may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of the Agent or any Lenders in the Collateral, provided further that, with respect to any statutes administered and the regulations promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control, Borrower shall comply as if Borrower were subject to the laws of the United States.
ARTICLE VII
DISCHARGE OF LOAN AGREEMENT
          Section 701. Discharge of Loan Agreement. After payment in full of (i) the principal of, and premium, if any, and interest on, all Notes, (ii) the fees and charges of the Agent and (iii) all other obligations of the Borrower under this Loan Agreement and the other Transaction Documents, the Agent shall, at the request of the Borrower, execute and deliver to the Borrower such deeds or other instruments as shall be requisite to evidence the satisfaction and discharge of this Loan Agreement and the security hereby created, and to release the Borrower from its covenants contained in this Loan Agreement and the other Transaction Documents to which the Borrower is a party.
ARTICLE VIII
DEFAULT PROVISIONS AND REMEDIES
          Section 801. Event of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):
     (i) default in the payment when due of (x) any Commitment Fee, Principal Payment Amount, any mandatory prepayment required pursuant to the provisions of Section 203(d) hereof, premium (if any) and Interest Payment on the Notes or (y) any Commitment Fee, and in each such case, the continuance of such condition for five (5) calendar days.
     (ii) default in any material respect in the performance, or breach, of any covenant of the Borrower in any Transaction Document (to the extent such breach is not otherwise addressed in this Section 801) and the continuation of such condition for a period of sixty (60) days after the earliest of (i) any Officer of the Borrower first acquires knowledge thereof, (ii) the Agent, any Lender or any Eligible Interest Rate Hedge Provider giving written notice thereof to the

Exhibit 10.1
Borrower; provided, however, that no notice whatsoever shall be required with respect to any default in the due observance or performance of any negative covenant set forth in Sections 606, 608, 609, 610, 611, 612, 613, 614, 615, 616, 622, 623, 629, 632 or 633 hereof;
     (iii) any representation or warranty of the Borrower made in any Transaction Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which breach materially and adversely affects the interest of any Lender or any Eligible Interest Rate Hedge Provider and continues and, if capable of cure, the continuance of such condition for a period of 30 days after the earliest of (i) any officer of the Borrower first acquiring knowledge thereof, (ii) the Agent, any Lender or any Eligible Interest Rate Hedge Provider giving written notice thereof to the Borrower;
     (iv) the entry of a decree or order for relief by a court having jurisdiction in respect of the Borrower in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Borrower or for any substantial part of its properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;
     (v) the commencement by the Borrower of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Borrower to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Borrower or any substantial part of its properties, or the making by the Borrower of any general assignment for the benefit of creditors, or the failure by the Borrower generally to pay its debts as they become due, or the taking of corporate action by the Borrower in furtherance of any such action;
     (vi) any Transaction Document ceases to be in full force and effect;
     (vii) all of the following conditions shall have occurred: (A) a Manager Default shall have occurred and then be continuing, (B) the Agent (acting at the direction of the Majority Lenders) shall have directed the Borrower to appoint a replacement manager and (C) none of the Borrower, the Manager or any other Person shall have identified and qualified a replacement manager by the second (2nd) Payment Date after the occurrence of a Manager Default; or
     (viii) the Agent shall fail to have a first priority perfected security interest in all, or any portion of, the Collateral.
          Section 802. Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Majority Lenders (or all of the Lenders as may be required pursuant to

Exhibit 10.1
Section 1203), the Agent shall, upon the request and direction of the Majority Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower or the Collateral on any other Transaction Document except as otherwise specifically provided for herein:
          (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
          (b) Acceleration of Loans. Declare the unpaid principal of, and any accrued interest in respect of, all Notes and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder or any other Transaction Document to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
          (c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Transaction Documents, including, without limitation, all rights and remedies existing under the Transaction Documents and all rights of set-off.
          (d) Other Remedies. Exercise (i) rights of a secured party under the Uniform Commercial Code, and/or (ii) any other rights available under Applicable Law.
          Notwithstanding the foregoing, if an Event of Default specified in Section 801(iv) or 801(v) shall occur, then the Commitments shall automatically terminate and all Notes, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Transaction Documents shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
          Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
          In case any one or more of the covenants and/or agreements set forth in this Loan Agreement or any other Transaction Document shall have been breached by any party thereto, then the Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Loan Agreement or such other Transaction Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein may cause irreparable harm and that specific performance shall be available as a remedy in the event of any breach thereof. The Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 1204 and 1205 herein.

Exhibit 10.1
ARTICLE IX
THE AGENT
          Section 901. Appointment and Authorization; Release of Collateral.
          (a) Each Lender hereby irrevocably appoints, designates and authorizes Fortis as the Agent under this Loan Agreement and under each of the other Transaction Documents and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Loan Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Loan Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Loan Agreement or in any other Transaction Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or any other Transaction Document or otherwise exist against the Agent.
          (b) The Lenders irrevocably authorize the Agent, at the Agent’s option and in its discretion, to release any security interest in or Lien on any portion of the Collateral granted to or held by the Agent (i) upon termination of this Loan Agreement and the other Transaction Documents, termination of the Commitments and payment in full of all Obligations, including all fees and indemnified costs and expenses that are payable pursuant to the terms of the Transaction Documents, (ii) if such Collateral constitutes property sold or to be sold or disposed of as part of or in connection with any disposition permitted pursuant to the terms of this Loan Agreement. Upon the request of the Agent, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 901(b).
          Section 902. Delegation of Duties.
          The Agent may execute any of its duties under this Loan Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
          Section 903. Liability of Agent.
          None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Loan Agreement or any other Transaction Document (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower, or any officer thereof, contained in this Loan Agreement or in any other Transaction, Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Loan Agreement or

Exhibit 10.1
any other Transaction Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Transaction Document, or for any failure of the Borrower or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Loan Agreement or any other Transaction Document, or to inspect the properties, books or records of Borrower.
          Section 904. Reliance by the Agent.
          The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (the unsecured indemnity of a Lender deemed sufficient for such purpose). The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement or any other Transaction Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
          Section 905. Notice of Default.
          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Potential Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent on behalf and for the benefit of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Loan Agreement, describing such Event of Default or Potential Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Event of Default or Potential Event of Default as shall be required by Article VIII hereof; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Potential Event of Default as it shall deem advisable or in the best interest of the Lenders.
          Section 906. Credit Decision.
          Each Lender expressly acknowledges that none of the Agent or any Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and

Exhibit 10.1
information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and all applicable Lender regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Loan Agreement and extend credit to Borrower under and pursuant to this Loan Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower, which may come into the possession of any of the Agent-Related Persons.
          Section 907. Indemnification.
          Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Advances and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Loan Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorney fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Loan Agreement, any other Transaction Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the United States Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 907, together with all costs

Exhibit 10.1
and expenses (including reasonable attorney fees). The obligation of the Lenders in this Section 907 shall survive the payment of all Obligations.
          Section 908. Agent in Individual Capacity.
          Fortis and/or one or more of its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and any of its Affiliates as though Fortis were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Notes, Fortis shall have the same rights and powers under this Loan Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Fortis in its individual capacity.
          Section 909. Successor Agent.
          The Agent may, and at the request of the Majority Lenders shall, resign as Agent upon thirty (30) days’ notice to the Lenders. If the Agent shall resign as Agent under this Loan Agreement, the Majority Lenders shall appoint from among the Lenders agreeing to serve as Agent a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders agreeing to serve as Agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.
ARTICLE X
CONDITIONS OF EFFECTIVENESS AND SUBSEQUENT ADVANCES
          Section 1001. Effectiveness. (i) The effectiveness of the Prior Agreement was subject to the condition precedent that the Agent shall have received and did receive all of the following, each duly executed and dated as of the Original Closing Date, in form and substance satisfactory to the Agent and each of the Lenders and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one to the Agent for each Lender:
          (a) Notes. Separate Notes executed by the Borrower in favor of each Lender.
          (b) Certificate(s) of Chief Financial Officer and Secretary; Organizational Documents. Separate certificates, each dated the Original Closing Date, executed by authorized

Exhibit 10.1
signatories of each of Cronos, the Manager and the Borrower, certifying (i) that the respective company has the authority to execute and deliver, and perform their respective obligations under each of the Transaction Documents to which it is a party, (ii) that attached to such certificate(s) is a true, correct and complete copy of the certificate of incorporation or other organizational document of such company certified by proper Secretary of State or such other Governmental Authority as applicable as of date close to the Original Closing Date, (iii) that attached to such certificate is a true, correct and complete copy of the bylaws and each other organizational document of such company then in full force and effect, (iv) that attached to such certificate is a certificate of the Secretary of State (or equivalent) of any other jurisdiction where Borrower is required to be qualified to do business, dated as of a date close to the Original Closing Date, stating that such company is a corporation in good standing in such jurisdiction, (v) that attached to such certificate is a true, correct and complete copy of the resolutions adopted by the board of directors of each of such company then in full force and effect authorizing the execution, delivery and performance by such company of each of the Transaction Documents to which such company is a party and (vi) the name of the officer(s) of such company authorized to execute Transaction Documents on behalf of such company together with a sample of the true signatures of such officer(s).
          (c) Transaction Documents. All of the Transaction Documents, were in form and substance satisfactory to the Lenders, and were executed and delivered by Borrower and all other parties thereto.
          (d) Certificate as to Containers. A Certificate from Manager certifying that it is managing all of the Containers in accordance with the terms of the Management Agreement.
          (e) True Sale Opinions and Non-Consolidation Opinion. Each of the Lenders received opinion letters from each of Conyers Dill & Pearman, Maples & Calder and Denton Wilde Sapte with respect to (i) the “true sale” of the Containers to the Borrower, and (ii) “non-consolidation” of the Borrower with any of the Sellers. Thacher Proffitt & Wood delivered its opinion with respect to the New York law aspects of the Transaction Documents. The Agent received such other opinions as it deems appropriate.
          (f) Deposit in Restricted Cash Account. The Borrower deposited $220,000 in the Restricted Cash Account on or prior to the Original Closing Date.
          (g) Default. No Event of Default, Potential Event of Default or Manager Default had occurred and was continuing.
          (h) Certification. Borrower delivered to the Lenders a Certificate, dated the Original Closing Date and signed by an authorized signatory of Borrower, confirming compliance with the conditions precedent set forth in Article X of the Prior Agreement
          (i) Asset Base Certificate. Borrower delivered to the Agent and each Lender a duly completed and executed Asset Base Certificate calculated as of August 31, 2002.
          (j) Perfection of Security Interests; Search Reports. On or prior to the Original Closing Date, the Agent received:

Exhibit 10.1
     (i) a perfection certificate from the Borrower and all information set forth therein to be correct and complete in all respects;
     (ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by Applicable Law) fully executed for filing under the Uniform Commercial Code or other Applicable Law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Agent, to perfect the security interests intended to be created by the Security Agreement;
     (iii) copies of reports from an independent search service reasonably satisfactory to the Agent listing all effective financing statements that name the Borrower as such (under its present name and any previous name and, if requested by the Agent, under any trade names), as debtor or seller that are filed in the jurisdiction wherein such filing would be effective to perfect a Lien in the Collateral or any portion thereof, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing); and
     (iv) evidence of the completion of all other filings and recordings of or with respect to the Collateral, including, without limitation, all filings and recordings specified in the Security Agreement, and of all other actions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.
          (k) Evidence of Insurance. On or prior to the Original Closing Date, the Agent received copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Management Agreement, including, but not limited to, naming (i) the Agent, on behalf of the Lenders, as an additional loss payee on casualty insurance policies and (ii) the Agent and each Lender as an additional insured on all liability insurance policies.
          (l) Consents and Approvals. On the Original Closing Date, all necessary governmental (domestic or foreign), regulatory and third party approvals in connection with the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein had been obtained and remained in full force and effect.
          (m) Material Adverse Effect. There had not occurred since December 31, 2001 any development or event relating to or affecting the Borrower, the Manager or The Cronos Group which had, or could then be reasonably expected to have, a Material Adverse Effect.
          (n) Litigation; Judgments. On the Original Closing Date, there were no actions, suits, proceedings or investigations pending or threatened (i) with respect to the Prior Agreement or any other Transaction Document or the transactions contemplated thereby, (ii) against the Borrower or (iii) against the Manager and which the Agent or the Majority Lenders

Exhibit 10.1
shall determine could reasonably be expected to have a Material Adverse Effect. Additionally, there did not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to therein.
          (o) Due Diligence. The Agent completed, and was satisfied with the results of, its business and legal due diligence review with respect to the Facility Parties and the transactions contemplated by the Prior Agreement, including, without limitation, a due diligence review of the financial statements of the Facility Parties, the tax status of the Facility Parties and an environmental, employee benefits and insurance due diligence review.
          (p) Appointment of Agent for Service of Process. The Agent received a letter from CT Corporation Systems, presently located at 111 Eighth Avenue, New York, New York, 10011, indicating its consent to its appointment by each of the Facility Parties as its agent to receive and forward service of process as specified in Section 1220 hereof and/or any comparable provision of any other Transaction Document.
          (q) Payment of Fees. All costs, fees and expenses due to the Agent and the Lenders on or before the Original Closing Date were been paid, in each case to the extent invoiced or otherwise notified to the Borrower in writing.
          All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by the Prior Agreement and the other Transaction Documents or in any other document delivered in connection therewith on or prior to the Original Closing Date were satisfactory in form and substance to the Agent and its counsel, and the Agent received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 1001(i) were delivered to the Agent no later than the Original Closing Date. The certificates and opinions referred to in this Section 1001(i) were dated the Original Closing Date.
          (ii) The effectiveness of this Amended and Restated Loan Agreement is subject to the condition precedent that the Agent shall have received all of the following, each duly executed and dated as of the Restatement Date, in form and substance satisfactory to the Agent and each of the Lenders and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one to the Agent for each Lender:
          (a) Notes. Separate Notes executed by the Borrower in favor of each Lender.
          (b) Certificate(s) of Chief Financial Officer and Secretary; Organizational Documents. Separate certificates, each dated the Restatement Date (or the jurisdictional equivalent), executed by authorized signatories of each of the Manager and the Borrower,

Exhibit 10.1
certifying (i) that the respective company has the authority to execute and deliver, and perform their respective obligations under each of the Transaction Documents to which it is a party, (ii) that attached to such certificate(s) is a true, correct and complete copy of the certificate of incorporation or other organizational document of such company certified by proper Secretary of State or such other Governmental Authority as applicable as of date close to the Restatement Date, (iii) that attached to such certificate is a true, correct and complete copy of the bylaws and each other organizational document of such company then in full force and effect, (iv) that attached to such certificate is a certificate of the Secretary of State (or equivalent) of any other jurisdiction where Borrower is required to be qualified to do business, dated as of a date close to the Restatement Date, stating that such company is a corporation in good standing in such jurisdiction, (v) that attached to such certificate is a true, correct and complete copy of the resolutions adopted by the board of directors of each of such company then in full force and effect authorizing the execution, delivery and performance by such company of each of the Transaction Documents to which such company is a party and (vi) the name of the officer(s) of such company authorized to execute Transaction Documents on behalf of such company together with a sample of the true signatures of such officer(s).
          (c) Loan Agreement. This Loan Agreement, in form and substance satisfactory to the Lenders, executed and delivered by Borrower and all other parties hereto.
          (d) Certificate as to Containers. A Certificate from Manager certifying that it is managing all of the Containers in accordance with the terms of the Management Agreement.
          (e) True Sale Opinions and Non-Consolidation Opinion. Each of the Lenders shall have received reliance letters from each of Conyers Dill & Pearman, Maples & Calder and Denton Wilde Sapte with respect to their September 18, 2002 opinions regarding (i) the “true sale” of the Containers to the Borrower, and (ii) “non-consolidation” of the Borrower with any of the Sellers. Each of Conyers Dill & Pearman and Maples & Calder shall have delivered corporate matters opinions for each of the Borrower and the Manager, respectively, with regard to the documents executed on or as of the Restatement Date. Thacher Proffitt & Wood shall have delivered (x) its reliance letter with respect to its September 18, 2002 opinions regarding the New York law aspects of the Transaction Documents and (y) its opinion letter regarding the enforceability of the documents executed on or as of the Restatement Date. The Agent shall have received such other opinions as it deems appropriate.
          (f) Default. No Event of Default, Potential Event of Default or Manager Default shall have occurred and be continuing.
          (g) Certification. Borrower shall have delivered to the Lenders a Certificate, dated the Restatement Date and signed by an authorized signatory of Borrower, confirming compliance with the conditions precedent set forth in Article X of the Prior Agreement
          (h) Asset Base Certificate. Borrower shall have delivered to the Agent and each Lender a duly completed and executed Asset Base Certificate calculated as of March 7, 2003.

Exhibit 10.1
          (i) Consents and Approvals. On the Restatement Date, all necessary governmental (domestic or foreign), regulatory and third party approvals in connection with the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein shall have been obtained and remained in full force and effect.
          (j) Material Adverse Effect. There shall not have occurred since the Original Closing Date any development or event relating to or affecting the Borrower, the Manager or The Cronos Group which had, or could then be reasonably expected to have, a Material Adverse Effect.
          (k) Litigation; Judgments. On the Restatement Date, there shall be no actions, suits, proceedings or investigations pending or threatened (i) with respect to the Prior Agreement or any other Transaction Document or the transactions contemplated thereby, (ii) against the Borrower or (iii) against the Manager and which the Agent or the Majority Lenders shall determine could reasonably be expected to have a Material Adverse Effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to therein.
          (l) Payment of Fees. All costs, fees and expenses due to the Agent and the Lenders on or before the Restatement Date shall have been paid, in each case to the extent invoiced or otherwise notified to the Borrower in writing.
          All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Loan Agreement and the other Transaction Documents or in any other document delivered in connection herewith or therewith shall be satisfactory in form and substance to the Agent and its counsel, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 1001(ii) shall be delivered to the Agent no later than the Restatement Date. The certificates and opinions referred to in this Section 1001(ii) shall be dated the Restatement Date.
          Section 1002. Subsequent Advances. The obligation of each of the Lenders to advance any additional principal on the Notes pursuant to its Commitment under this Loan Agreement or, in each Lender’s sole discretion, to advance any additional principal on the Class A Notes in excess of its Class A Commitment (provided that the Principal Balances of all Class A Notes then Outstanding (after giving effect to any such requested Class A Advance) shall not exceed Seventy-Five Million ($75,000,000)) is subject to the following further conditions precedent:
          (a) No Event of Default, Early Amortization Event or Manager Default. Before and after giving effect to such Advance, no Asset Base Deficiency, Potential Event of

Exhibit 10.1
Default, Event of Default, Early Amortization Event or Manager Default shall have occurred and be continuing.
          (b) Certification. Borrower shall have delivered to the agent a compliance certificate, signed by a financial officer of Borrower, as to the matters set out in this Section 1002.
          (c) Asset Base Certificate. Borrower shall have delivered to the Agent a duly completed and executed Asset Base Certificate, determined as of the last day of the immediately preceding Collection Period, which complies with the requirements therefor set forth in the Loan Agreement.
          (d) Conversion Date. The Conversion Date shall not have occurred.
          (e) Approval by the Agent. If Fortis Bank (Nederland) N.V. or any of its Affiliates is the sole Lender hereunder, then the Agent shall have elected, in its sole and absolute discretion, to fund such Advance.
          (f) Notice. The Borrower shall have delivered to the Agent a Drawdown Notice, duly executed and completed, by the time specified in Section 202.
          (g) Representations and Warranties. The representations and warranites made by the Borrower and the Manager in any Transaction Document to which it is a party are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.
          (h) Eligibility. The Borrower shall have certified to the Agent and each Lender that each Container which is to be acquired on such Funding Date is an Eligible Container.
          (i) Payoff Letter. A payoff letter from all Persons (if any) holding Liens of record (other than Permitted Liens) on or prior to the applicable Funding Date with respect to any applicable Container shall have been delivered to the Agent.
          (j) Other Documents and Action. The Borrower and the Manager shall deliver to the Agent such other instruments, agreements and documents and take such other action as the Agent may reasonably request in connection with the Loans to be made on such Funding Date.
          (k) Replacement Notes. If any Lender, in its sole discretion, shall consent to make a Class A Advance in an amount greater than its then current Class A Commitment, a separate replacement Note executed by the Borrower shall be issued to each such Lender in the aggregate amount of up to such Lender’s then current Class A Commitment plus all Class A Advances to be made by such Lender in excess thereof on the related Funding Date; provided that upon its receipt of any replacement Note pursuant to this Section 1002(k), each Lender shall surrender or cause to be surrendered its prior Note.

Exhibit 10.1
ARTICLE XI
EARLY AMORTIZATION EVENT
          Section 1101. Early Amortization Event. The existence of any one of the following events or conditions shall constitute an Early Amortization Event:
(1)	An Event of Default shall have occurred and then be continuing;

(2)	The Aggregate Principal Balance exceeds the Aggregate Asset Base, and such condition is not remedied for a period of ten (10) consecutive days;

(3)	A Manager Default or a default under any other Transaction Document shall have occurred and then be continuing;

(4)	The EBIT Ratio of the Borrower determined as of any Collection Period Date shall be less than 1.10 to 1.0;

(5)	The Weighted Average Age of all Eligible Containers as of any Collection Period Date is six (6) years or more;

(6)	The Borrower is required to register as an investment company under the Investment Company Act of 1940, as amended; or

(7)	Satisfactory Institutional Persons shall (i) fail to own in aggregate less than thirty-five percent (35%) of all of the issued and outstanding voting shares of the Borrower or (ii) reduce the amount of their respective equity investment in the Borrower after the Restatement Date.
          If an Early Amortization Event exists, then such Early Amortization Event shall be deemed to continue until the earlier of (x) the Business Day immediately preceding the Payment Date on which no Early Amortization Event exists and (y) the Business Day on which the Majority Lenders waives in writing such Early Amortization Event. Upon the occurrence of an Early Amortization Event, the Agent and each Lender shall, in addition to the rights provided in the Transaction Documents, have all rights and remedies provided under Applicable Law with respect to the occurrence of such event or condition.
          Upon the occurrence of an Early Amortization Event, the Agent shall have the right to conduct an annual audit of the Borrower at Borrower’s expense.
ARTICLE XII
MISCELLANEOUS PROVISIONS
          Section 1201. Notices and Other Communications.
          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile

Exhibit 10.1
transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices as set forth on Schedule 11.01 or at such other address as shall be designated by such party in a notice to the Borrower and the Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.01, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
          (b) Effectiveness of Facsimile Documents and Signatures. Transaction Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to requirements of Applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Manager, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
          (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Transaction Documents for execution by the parties thereto, and may not be used for any other purpose.
          (d) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or the Manager even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
          Section 1202. No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Transaction Document and no course of dealing between the Agent or any Lender and the Borrower or the Manager shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have.

Exhibit 10.1
No notice to or demand on the Borrower or the Manager in any case shall entitle the Borrower or the Manager, as the case may be, to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.
          Section 1203. Amendments, Waivers and Consents. Neither this Loan Agreement nor any other Transaction Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Loan Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Agent, and the Majority Lenders or, in the case of any other Transaction Document, pursuant to an agreement or agreements in writing entered into by the Borrower, the Manager (if it is a party thereto), the Agent and the Majority Lenders; provided that the foregoing shall not restrict the ability of the Majority Lenders to waive any Event of Default prior to the time the Agent shall have declared, or the Majority Lenders shall have requested the Agent to declare, the Advances and the Note immediately due and payable pursuant to Article IX; provided, however, that:
     (i) no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:
     (A) extend the Final Payment Date or the Conversion Date, increase the Commitment of any Lender hereunder or waive any payment of the Loans due thereon; provided that this clause (A) shall not restrict the ability of the Majority Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Agent shall have declared, or the Majority Lenders shall have requested the Agent to declare, the Advance immediately due and payable pursuant to Article VIII;
     (B) reduce the rate, or extend the time of payment, of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;
     (C) reduce or waive any Principal Payment Amount or the amount of any prepayment required pursuant to the provisions of Section 203(d) hereof;
     (D) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Potential Event of Default, Manager Default, or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender) or at any time permit either the Principal Balances of all Class A Notes then Outstanding to exceed Seventy-Five Million Dollars ($75,000,000) or the Aggregate Commitment to exceed Eighty Million Dollars ($80,000,000);
     (E) release all, or substantially all, of the Collateral securing

Exhibit 10.1
     the Obligations hereunder;
     (F) release the Borrower, the Manager or any other party to a Transaction Document from its respective obligations under the Transaction Documents;
     (G) amend, modify or waive any provision of this Section 1203 or reduce any percentage specified in, or otherwise modify, the definition of Majority Lenders;
     (H) amend or modify the definition of the terms “Aggregate Asset Base”, “Early Amortization Event”, “Asset Base Deficiency”, “Class A Asset Base”, “Conversion Date” or “Event of Default” (or any definition used therein); or
     (I) consent to the assignment or transfer by the Borrower or the Manager of any of its rights and obligations under (or in respect of) the Transaction Documents, except as permitted thereby.
     (ii) no provision of Article X may be amended or waived without the consent of the Agent and each Lender.
          Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Majority Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.
          The various requirements of this Section 1203 are cumulative. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 1203 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 1203 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.
          Section 1204. Expenses. The Borrower shall pay promptly on demand, but in any event by the next Payment Date following demand, all out-of-pocket expenses (including, without limitation, all reasonable attorneys’ fees and expenses of the Lenders) incurred by the Agent (and its Affiliates) and the Lenders: (i) in connection with the preparation, execution, delivery, administration, modification and amendment of the Transaction Documents including, without limitation, (A) due diligence, collateral review, syndication, transportation, computer, duplication, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights and interests, under the Transaction Documents, (ii) in connection with wire transfers to be made by the Agent in connection with the distribution of proceeds under this Loan Agreement and (iii) in connection with any amendment, refinancing, modification, supplement (interpretation), or waiver under any of the Notes or other Transaction Documents

Exhibit 10.1
whether or not such amendment, refinancing, modification, supplement, interpretation or waiver is obtained or becomes effective, and in connection with the consideration of any potential, actual or proposed restructuring or workout of the transactions contemplated hereby or by the other Transaction Documents.
          The Borrower shall pay promptly on demand, but in any event by the next Payment Date following demand, (i) all reasonable filing fees and attorneys’ fees and expenses incurred by the Agent and the Lenders with the preparation and review of the Transaction Documents from time to time entered into or reviewed pursuant to this Loan Agreement and all documents related thereto, the search of Lien records, the recordation of documents with all applicable Governmental Authority, inspection and appraisal fees and the making of the Loans hereunder, whether or not any Funding Date or other transaction contemplated hereby closes and (ii) all taxes which the Agent or any Lender may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes) or to free any of the Collateral from the lien thereof.
          In addition, the Borrower shall pay promptly on demand, but in any event by the next Payment Date following demand, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses and fees and expenses of any expert witnesses) incurred by the Agent and the Lenders in connection with the enforcement and protection of the rights of the Agent and the Lenders under any of the Transaction Documents and any amendments thereto and waivers thereof, including without limitation, the performance by the Agent or the Lenders of any act that the Borrower or the Manager has covenanted to do under the Transaction Documents to the extent such Person fails to comply with any such covenant.
          Section 1205. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless the Agent, each Lender, each other Protected Party and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against (and without duplication of amounts payable or the provisions which relate to such payment under the other provisions of the Transaction Documents): (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, the Manager, any Affiliate of the foregoing or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Transaction Documents, any predecessor Transaction Documents, the Commitments, the use of or contemplated use of the proceeds of any Advance, or the relationship of any Facility Party, the Agent and the Lenders under this Loan Agreement or any other Transaction Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; (iv) any Transaction Document or any document contemplated thereby and payments made pursuant hereto or thereto or any transaction contemplated hereby or thereby or the exercise of rights and remedies hereunder or thereunder, any breach by the Borrower, the Manager of any Transaction

Exhibit 10.1
Document, (v) any Container or the Borrower’s acquisition or ownership of, or the selection, design, financing, lease, control, operation, condition, location, storage, modification, repair, sale, use, maintenance, possession, registration, delivery, nondelivery, transportation, transfer or disposition of, any Container; (vi) any liability arising under or in respect of any Environmental Law, in each case relating to any Container or the use, operation or ownership thereof, whether by the Borrower, the Manager, any Lessee or any other Person; (vii) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by, imposed on or asserted against such Indemnitee in connection with any investigation or administrative or judicial proceeding (whether or not such Indemnitee) shall be designated a party thereto) brought or threatened relating to or arising out of any Transaction Document or in any other way connected with the enforcement of any of the terms of, or the presentation of any rights under, or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, intent or other defects, whether or not discoverable) the violation of any laws of any country, state or other governmental body or unit, or any tort (including, without limitation, any claims, arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnities), or property damage or contract claim; and (viii) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including fees and disbursements of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or Proceeding (all the foregoing, collectively; the “Indemnified Liabilities”). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct; and provided further, that no Indemnitee shall be entitled to indemnification for any claim arising solely out of (i) the bankruptcy, insolvency or other financial inability of one or more Lessees to make payments under a related Lease or (ii) the decline in market value of a Container, to the extent not attributable to the failure of the Borrower or the Manager to perform an obligation with respect to such Container under a Transaction Document. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 1205 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or the Manager, their respective directors, members, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower or the Manager agrees not to assert any claim against the Agent, any Lender, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or therein or the actual or

Exhibit 10.1
proposed use of the proceeds of the Advance. Without prejudice to the survival of any other agreement of the Borrower or the Manager hereunder and under the other Transaction Documents, the agreements and obligations of the Facility Parties contained in this Section 1205 shall survive the repayment of the Loans and other obligations under the Transaction Documents and the termination of the Commitments hereunder.
          The Borrower shall, no later than 20 days following demand, reimburse any Indemnitee for any Indemnified Liability referred to above or, upon request from any Indemnitee, shall pay such amounts directly. Any payment made to or on behalf of any Indemnitee pursuant to this Section 1205 shall be adjusted to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the amount of the payment. Any additional payment called for by the preceding sentence shall be calculated by determining the Taxes that would be payable by the Indemnitee on the payment net of the Indemnified Liability to the extent that the Indemnified Liability is deductible by the Indemnitee in determining its Taxes. To the extent that any Facility Party in fact indemnifies any Indemnitee pursuant to the provisions of this Section 1205 (other than in respect of Taxes), the Borrower shall be subrogated to such Indemnitee’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.
          If a claim of the type described above is made against an Indemnitee and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations hereunder except if and to the extent that such failure results in an increase in the Borrower’s indemnification obligations hereunder. The Borrower shall be entitled, in each case at their sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnitee: (i) in any judicial or administrative proceeding that involves solely a claim of the type described above, to assume responsibility for and control thereof, (ii) in any judicial or administrative proceeding involving a claim of the type described above and other claims related or unrelated to the transactions contemplated by this Loan Agreement or any other Transaction Document (other than with respect to Taxes), to assume responsibility for and control of such claim, to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its best efforts to obtain such severance), and (iii) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings: (A) while an Event of Default shall have occurred and be continuing; (B) if such proceedings will involve any risk of criminal liability or a material risk of the sale, forfeiture or loss of any part of the Collateral; or (C) to the extent that the Indemnitee has defenses available to it which are not available to any Facility Party and allowing such Facility Party to assert such defenses will be prejudicial to the interests of such Indemnitee; provided that the limitation on the Facility Parties’ ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.
          The relevant Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower and/or any

Exhibit 10.1
other Facility Party to control or participate in any proceeding to the extent permitted by this Section 1205. Such Indemnitee shall not enter into a settlement or other compromise with respect to any covered claim without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be protected with respect to such covered claim.
          Section 1206. Successors and Assigns.
          (a) Generally. This Loan Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interests and obligations without the prior written consent of each Lender;
          (b) Assignments. Any Lender may assign all or a portion of its rights and obligations under this Loan Agreement (including, without limitation, all or a portion of its Loans and its Commitments); provided, however, that
     (i) except in the case of an assignment to another Lender, an Affiliate of an existing Lender (A) the aggregate amount of the Commitment of the assigning Lender subject to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not, without the consent of the Borrower and the Agent, be less than $5,000,000 and an integral multiple of $1,000,000 (or such other amount as shall equal the assigning Lender’s entire Commitment) and (B) after giving effect to such assignment, unless otherwise consented to by the Borrower, the aggregate amount of the Commitment and/or Loans of the assigning Lender shall not be less than $2,500,000 (unless the assigning Lender shall have assigned its entire Commitment and/or the entire balance of the outstanding Advance);
     (ii) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Assumption in the form of Exhibit D, together with any Note subject to such assignment and a processing fee of $3,500 payable or agreed between the assigning Lender and the assignee.
          (c) Assignment and Assumption. By executing and delivering an Assignment and Assumption in accordance with this Section 1206, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Loan Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Loan Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the Manager or the performance or observance by the Borrower or the Manager of any of their respective

Exhibit 10.1
obligations under this Loan Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Loan Agreement, the other Transaction Documents, together with copies of the most recent financial statements delivered pursuant to Section 627 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Loan Agreement and the other Transaction Documents; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Loan Agreement or any other Transaction Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Loan Agreement and the other Transaction Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Loan Agreement. Upon the consummation of any assignment pursuant to this Section 1206(c), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee.
          (d) Participations. Each Lender may, without the consent of the Borrower or the Agent, sell participations to one or more Persons in all or a portion of its rights or obligations under this Loan Agreement (including all or a portion of its Commitment or the Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of right of setoff contained in Section 212 and the yield protection provisions contained in Sections 206, 208 and 212 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protections; provided that the Borrower shall not be required to reimburse any participant pursuant to Sections 206, 208 or 212 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Loan Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment).
          (e) Other Assignments. Any Lender may at any time (i) assign all or any portion of its rights under this Loan Agreement and any Notes to a Federal Reserve Bank and (ii)

Exhibit 10.1
pledge or assign a security interest in all or any portion of its interest and rights under this Loan Agreement (including all or any portion of its Notes, if any) to secure obligations of such Lender; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other person to which such option, pledge or assignment has been made for such Lender as a party hereto.
          (f) Information. Any Lender may furnish any information concerning any Facility Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).
          Section 1207. [Reserved].
          Section 1208. [Reserved].
          Section 1209. Integration. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the provisions of this Loan Agreement and those of any other Transaction Document, the provisions of this Loan Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Transaction Document shall not be deemed a conflict with this Loan Agreement. Each Transaction Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
          Section 1210. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Potential Event of Default or Event of Default at the time of any Advance, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.
          Section 1211. [Reserved].
          Section 1212. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.
          Section 1213. Marshalling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent (or to the Agent for the benefit of the Lenders), or the

Exhibit 10.1
Agent enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
          Section 1214. Performance by the Agent. If the Borrower fails to perform any of its obligations under this Loan Agreement or any other Transaction Document in a timely fashion, the Agent shall be entitled, but not obliged, to perform such obligation at the expense of the Borrower and without waiving any rights that it may have with respect to such breach.
          Section 1215. Severability. If any provision of this Loan Agreement is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
          The invalidity of any one or more phrases, sentences, clauses or Sections of this Loan Agreement contained, shall not affect the remaining portions of this Loan Agreement, or any part thereof
          Section 1216. Captions. The captions or headings in this Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Loan Agreement.
          Section 1217. GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.
          Section 1218. General Interpretive Principles. For purposes of this Loan Agreement except as otherwise expressly provided or unless the context otherwise requires:
          (a) the defined terms in this Loan Agreement shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender;
          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;
          (c) references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Loan Agreement;

Exhibit 10.1
          (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;
          (e) the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular provision; and
          (f) the term “include” or “including” shall mean without limitation by reason of enumeration.
          Section 1219. Counterparts. This Loan Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
          Section 1220. CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE AGENT ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY AND COUNTY OF NEW YORK, STATE OF NEW YORK AND THE AGENT AND THE BORROWER EACH HEREBY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS LOAN AGREEMENT, EACH AGENT AND THE BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE AGENT AND THE BORROWER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEMS, HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK, 10011, ITS TRUE AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF RECEIVING AND FORWARDING LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE AGENT AND THE BORROWER EACH AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402, THE AGENT AND THE BORROWER SHALL EACH MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS LOAN AGREEMENT SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE AGENT OR THE BORROWER, AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE AGENT AND SHALL PROMPTLY DELIVER TO THE AGENT EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.
          Section 1221. Judgment Currency. This is an international financing transaction in accordance with which the specification of Dollars is of the essence, and Dollars shall be the currency of account in the case of all obligations under the Transaction Documents. The payment obligations of the Borrower under the Transaction Documents shall not be discharged by an amount paid in a currency, or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt

Exhibit 10.1
conversion to Dollars and transfer to the specified place of payment under normal banking procedures does not yield the amount of Dollars, in such place, due under the governing Transaction Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of Dollars in the specified place of payment, the obligee of such payment shall have a separate cause of action against the party making the same for the additional amount necessary to yield the amount due and owing under such Transaction Documents. If, for the purpose of obtaining a judgment in any court with respect to any obligation of a party under any of the Transaction Documents or any of the agreements contemplated thereby, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the respective judgment debtor agrees to pay such additional amounts (if any) as may be necessary to ensure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York, New York, in accordance with normal banking procedures will result in the amount then due under the respective Transaction Document in Dollars. Any amount due from the respective judgment debtor shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Transaction Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Transaction Document, so that in any event the obligations of the respective judgment debtor under the Transaction Document will be effectively maintained as Dollar obligations.
          Section 1222. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.
          Section 1223. Waiver of Immunity. To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Loan Agreement, the other Transaction Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Transaction Documents and mandatory requirements of applicable law.
          Section 1224. No Petition. The Agent, on its own behalf, hereby covenants and agrees, and each Lender by its acquisition of a Note shall be deemed to covenant and agree, that

Exhibit 10.1
it will not institute against the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Note was Outstanding.
[Signature Pages Follow]

Exhibit 10.1
          IN WITNESS WHEREOF, the Borrower, the Agent and Lenders have caused this Loan Agreement to be duly executed and delivered by their respective officers thereunto duly authorized and duly attested, to be hereunto affixed, all as of the day and year first above written.

CF LEASING LTD.

By:	/s/ DENNIS J. TIETZ
Name:	Dennis J. Tietz
Title:	Director

FORTIS BANK (NEDERLAND) N.V., as Agent

By:	/s/ P. R. G. ZAMAN
Name:	P. R. G. Zaman
Title:	Deputy Director

By:	/s/ M. A. N. VAN LACUM
Name:	M. A. N. van Lacum
Title:	Director

Exhibit 10.1

FORTIS BANK (NEDERLAND) N.V., as a Lender

By:	/s/ P. R. G. ZAMAN
Name:	P. R. G. Zaman
Title:	Deputy Director

By:	/s/ M. A. N. VAN LACUM
Name:	M. A. N. van Lacum
Title:	Director

BTM CAPITAL CORPORATION, as a Lender

By:	/s/ JOHN F. McCARTHY
Name:	John F. McCarthy
Title:	Vice President

Exhibit 10.1
EXHIBIT A
DEPRECIATION METHODS BY TYPE OF CONTAINER
Exhibit A-1

Exhibit 10.1
EXHIBIT B
FORM OF DRAWDOWN NOTICE
Exhibit B-1

Exhibit 10.1
EXHIBIT C-1
FORM OF CLASS A NOTE
Exhibit C-1-1

Exhibit 10.1
EXHIBIT C-2
FORM OF CLASS B NOTE
Exhibit C-2-1

Exhibit 10.1
EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
Exhibit D-1

Exhibit 10.1
EXHIBIT E
LIST OF LESSEES WITH HIGHER CONCENTRATION LEVELS
Exhibit E-1

Exhibit 10.1
SCHEDULE 1
LIST OF LENDERS AND RESPECTIVE COMMITMENTS

Lender	Commitment
Fortis Bank (Nederland) N.V.	$20,000,000 Class A Commitment
and
$5,000,000 Class B Commitment

BTM Capital Corporation	$25,000,000 Class A Commitment
Schedule 1

Exhibit 10.1
SCHEDULE 11.01
NOTICE ADDRESSES

If to the Borrower:	CF Leasing Ltd.
Clarendon House
Church Street
Hamilton HM 11
Bermuda
Attn: Secretary
Telephone: 441 295-1422
Telefax: 441 292-4720

with a copy to:	Cronos Containers Limited
The Ice House
Dean Street
Marlow
Buckinghamshire SL7 3AB
England
Attn: Peter J. Younger
Telephone: 44 1628-405580
Telefax: 44 1628-405648

If to the Agent:	Fortis Bank (Nederland) N.V.
Coolsingel 93/1
P.O. Box 749
3000 AS Rotterdam
The Netherlands
Attention: Menno van Lacum
Telephone: 31 10 401 6160
Telefax: 31 10 401 6014
Schedule 11.01-1

Exhibit 10.1

If to the Lender(s):	Fortis Bank (Nederland) N.V.
Coolsingel 93/1
P.O. Box 749
3000 AS Rotterdam
The Netherlands
Attention: Menno van Lacum
Telephone: 31 10 401 6160
Telefax: 31 10 401 6014

and

BTM Capital Corporation
111 Huntington Avenue, Suite 400
Boston, Massachusetts 02199
Attention: Senior Vice President — Administration
Telephone: (617) 573-9000
Telefax: (617) 345-1444
Schedule 11.01-2